QuickLinks -- Click here to rapidly navigate through this document

As filed with the SEC on August 18, 2004

Registration No. 333-117053

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COMMUNITYSOUTH BANCSHARES, INC.
(Name of small business issuer in its charter)

South Carolina (State or other jurisdiction of incorporation or organization)	6021 (Primary Standard Industrial Classification Code Number)	20-0934786 (I.R.S. Employer Identification No.)
1909 East Main Street Easley, South Carolina 29640 (864) 306-2540 (Address and telephone number of intended principal executive offices)

C. Allan Ducker, III
Chief Executive Officer
1909 East Main Street
Easley, South Carolina 29640
(864) 306-2540
(Name, address, and telephone number of agent for service)

Copies of all communications, including copies of all communications sent to agent for service, should be sent to:

Neil E. Grayson, Esq.
Jason R. Wolfersberger, Esq.
Nelson Mullins Riley & Scarborough, L.L.P.
Poinsett Plaza, Suite 900
104 South Main Street
Greenville, South Carolina 29601
(864) 250-2235

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, $.01 par value	2,607,500	$10.00	$26,0750,000	$3,304*

Warrants	107,500	$0	$0	$0

*
previously paid

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

COMMUNITYSOUTH BANCSHARES, INC.
A proposed bank holding company for
 [Logo]

(In Organization)
2,500,000 Shares of Common Stock
$10.00 per share

        We are offering shares of common stock of CommunitySouth Bancshares to fund the start-up of a new community bank, CommunitySouth Bank and Trust. We are currently obtaining regulatory approval for the bank and expect to open the bank in the first quarter of 2005. CommunitySouth Bancshares will be the holding company and sole owner of the bank. The bank will be headquartered in Easley, South Carolina, and we intend to establish an additional office in Spartanburg, South Carolina by the end of 2005. This is our first offering of stock to the public, and there is no public market for our shares. The minimum purchase requirement for investors is 100 shares and maximum purchase amount is 50,000 shares, although we may at our discretion accept subscriptions for more or less.

        The shares will be sold primarily by our officers and directors and by our sales agent, Saxony Financial. We have agreed to pay Saxony Financial a fixed fee of $42,500 per month plus an engagement fee of $20,000.

        Initially, there will be no established market for our common stock. After the offering, we would need a sponsoring broker-dealer to match buy and sell orders for our common stock in order to be listed on the OTC Bulletin Board. We currently do not have, and we are uncertain when we will have, a sponsoring broker-dealer for our common stock. We do not expect a liquid market for our common stock to develop for several years, if at all.

        Our directors and executive officers intend to purchase at least 415,000 shares in this offering, for a total investment of $4,150,000. They may purchase more, including up to 100% of the offering amount. Our organizing directors will receive warrants to purchase one share of common stock for $10.00 per share for every two shares they purchase in the offering, up to a maximum of 10,000 shares per organizer. If each organizing director exercises his warrants in full and we do not issue any other shares, our organizers and executive officers will own 46% of our outstanding stock based on the minimum offering and 21% based on the maximum offering. We describe the warrants in more detail in the "Management—Stock Warrants" section on page 39.

        The offering is scheduled to end on December 15, 2004, but we may extend the offering until December 31, 2005, at the latest. This offering will be conducted on a best efforts basis. All of the money which we receive from investors who are not also our organizers will be placed with an independent escrow agent that will hold the money until (1) we sell at least 1,130,000 shares (including sales to our organizers) and (2) we receive preliminary approval from our bank regulatory agencies for the new bank. If we do not meet these conditions before the end of the offering period, we will return all funds received to the subscribers promptly, without interest. Once we accept your subscription, you may not revoke it without our consent. Funds received from our organizers will be immediately available to pay pre-opening expenses of the holding company and the bank.

        This table summarizes the offering and the amounts we expect to receive.

	Per Share(2)	Minimum Total 1,130,000 Shares	Maximum Total 2,500,000 Shares

Public Offering Price	$10.00	$11,300,000	$25,000,000

Sales Agency Fee(1)	0.13	$150,000	$150,000

Proceeds to CommunitySouth Bancshares	9.87	$11,150,000	$24,850,000

(1)
Calculated based on a 90-day offering period.

(2)
Calculated based on minimum offering of 1,130,000 shares.

        This is a new business. As with all new businesses, an investment will involve risks. It is not a deposit or an account and is not insured by the FDIC or any other government agency. You should not invest in this offering unless you can afford to lose some or all of your investment.

        The risks of this investment are described under the heading "Risk Factors" beginning on page 7.

        Neither the SEC nor any state securities commission has approved or disapproved these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                        , 2004

COMMUNITYSOUTH BANCSHARES, INC.
COMMUNITYSOUTH BANK AND TRUST (Proposed)
Proposed Market Area

[add a map of the market areas and picture of organizers here]

SUMMARY

        We encourage you to read the entire prospectus carefully before investing.

CommunitySouth Bancshares, Inc. and CommunitySouth Bank and Trust

        We incorporated CommunitySouth Bancshares in March 2004 to organize and serve as the holding company for CommunitySouth Bank and Trust, a proposed new South Carolina state bank we are forming to be located in Easley, South Carolina. We intend to open a second branch in Spartanburg, South Carolina by the end of 2005. The bank will focus on the South Carolina upstate community, emphasizing personal service to individuals and businesses primarily in Pickens and Spartanburg counties. We have filed applications with the South Carolina Board of Financial Institutions to open the new bank and with the FDIC for deposit insurance. We will also file for approval by the Federal Reserve Board to become a bank holding company and acquire all of the stock of the new bank upon its formation. We expect to receive all final regulatory approvals and open for business in the fourth quarter of 2005. Until we receive these regulatory approvals, we cannot commence banking operations and generate any operational revenue. During this offering process, we have been, and will continue to, incur start-up expenses. We incurred a net loss of $105,207 for the period from our inception on March 30, 2004 through June 15, 2004.

Why We Are Organizing a New Bank in Easley and Spartanburg

        Easley, located in Pickens County, has a growing economic environment that we believe will support CommunitySouth Bank and Trust. Pickens and Spartanburg Counties are located in the northwest portion of South Carolina along the I-85 corridor between Atlanta, Georgia and Charlotte, North Carolina. This region, also known as the "boom belt," is comprised of manufacturing, retail, service, medical, and related industries. Our primary service areas, which will consist of Pickens and Spartanburg counties, have over 364,000 residents. By 2010, the population in these counties is expected to increase to approximately 415,000 residents. Within a 15 mile radius of our proposed main bank, the population grew at a rate of 9.73% between 1990 and 2000. The largest employers in Pickens County are Clemson University, Pickens County Schools, Aramark Campus, Inc., Alice Manufacturing Company, Inc., and Palmetto Health Alliance, Inc., all of which have helped support a stable business and educational foundation.

        Spartanburg's economic history is rooted in agriculture and textiles. Today, the county is an internationally recognized business and cultural center. More than 90 international firms representing 15 nations have joined the business community. BMW Manufacturing Corporation, Milliken & Company, Extended Stay America, and Denny's are just a few of the companies that call Spartanburg home. The growth in the manufacturing base is complemented by the county's population growth which is expected to increase from its current level of 254,000 to 282,000 in 2010.

        We believe that there is an opportunity in Easley and Spartanburg for a new locally-owned and managed bank focused on the community and offering personalized service to individuals and local businesses. There are currently only two community banks headquartered in Easley and two headquartered in Spartanburg. We believe many residents in the area prefer the community bank experience to that provided by the larger and more impersonal regional and super-regional banks. We believe that the combination of positive deposit growth rates and good economic conditions creates a favorable environment for a new community-oriented bank.

        To take advantage of this opportunity, we intend to position CommunitySouth Bank and Trust as a community bank that cares about its customers. We intend to provide professional and personalized service to our customers by employing well trained, seasoned bankers who are familiar with our market area and our customers' individual needs. We plan to emphasize our local ownership and management and our strong ties to Easley and Spartanburg and the surrounding communities. Our target market will be primarily individuals and small- to medium-sized businesses who desire a consistent and professional relationship with a local banker. Our future profitability, however, is dependent on a number of factors including the continued success of the economy and the successful implementation of our business strategies. However, no assurance can be given that economic conditions will remain favorable in our market or that we successfully achieve or maintain profitability in the future.

Our Organizers, Board of Directors, and Management

        We were founded and organized by 13 business leaders, most of who have lived in Easley or Spartanburg for many years. We believe our organizers' long-standing ties to their communities and their significant business experience will provide CommunitySouth Bank and Trust with the ability to effectively assess and address the needs of our proposed market area. These organizers are also community leaders and serve on numerous charitable and service organizations throughout Pickens and Spartanburg Counties. Our organizers include the following:

• David Larry Brotherton	• Arnold J. Ramsey
• G. Dial DuBose	• W. Michael Riddle
• C. Allan Ducker, III	• Joanne M. Rogers
• David W. Edwards	• B. Lynn Spencer
• R. Wesley Hammond	• J. Neal Workman, Jr.
• David A. Miller	• Daniel E. Youngblood
• John W. Hobbs

        Our management team consists of the following:

  •
  C. Allan Ducker, III, is our chief executive officer. He has over 20 years of banking experience, including nine years in the Pickens County area. He most recently served as senior vice president and Pickens County executive for Carolina First Bank. Prior to his employment with Carolina First Bank, Mr. Ducker served as South Carolina state president and executive vice president of MountainBank.

  •
  David A. Miller is our president and chief lending officer. Mr. Miller has over 14 years of banking experience, including three years in the Pickens County area and 11 years in the Spartanburg County area. He most recently served as senior vice president and Greenville city executive for Arthur State Bank.

  •
  John W. Hobbs is our chief financial officer. He has over 15 years of banking experience. He most recently served as chief financial officer for Carolina National Bank. Prior to joining Carolina National Bank, Mr. Hobbs served as chief financial officer of First National Bank of the Carolinas.

Products and Services

        We plan to offer a broad range of banking products and services. Our lending services will include consumer loans and lines of credit, commercial and business loans and lines of credit, residential and commercial real estate loans, and construction loans. We expect that our initial legal lending limit will be at least $1,650,000 immediately following the offering. We will competitively price our deposit products, which will include checking accounts, savings accounts, money market accounts, certificates of deposit, commercial checking accounts, and IRAs. We will also provide cashier's checks, credit cards, safe deposit boxes, traveler's checks, direct deposit, and U.S. savings bonds. We intend to deliver our services though a variety of methods, including banking by mail and drive-through banking.

Determination of Offering Price

        We determined the minimum number of shares to be sold in the offering based upon the amount of capital our bank regulators have indicated that they will require for us to commence operations. We determined the $10.00 per share stock price arbitrarily because it is the usual price for new community bank stock offerings.

The Offering and Ownership by Management

        We believe our bank regulators will require us to capitalize CommunitySouth Bank and Trust with at least $11,000,000. Therefore, we plan to sell a minimum of 1,130,000 shares and a maximum of 2,500,000 shares in the offering, all at $10.00 per share. Our organizers and executive officers intend to purchase at least 415,000 shares, which represents approximately 37% of the shares outstanding if we complete the minimum offering and approximately 17% of the shares outstanding if we complete the maximum offering. To compensate our organizing directors for their financial risk and efforts in organizing the bank, they will receive warrants to purchase one share of common stock for $10.00 per share for every two shares they purchase in this offering, up to a maximum of 10,000 shares per organizer. Each warrant will have a term of 10 years. If each organizing director exercises his warrants in full and we do not issue any other shares, our organizers and executive officers will own 46% of our outstanding stock if we complete the minimum offering and 21% if we complete the maximum offering. We intend to sell most of the remaining shares to individuals and businesses in Pickens and Spartanburg Counties who share our desire to support a new local community bank.

Benefits of the Offering to Organizers and Management

        Each of the organizing directors will receive a warrant to purchase one share of common stock at $10.00 per share for every two shares they purchase in the offering, up to a maximum of 10,000 shares per organizer. Additionally, we intend to adopt a stock option plan covering a number of shares equal to approximately 21% of the total outstanding shares immediately following the offering. The plan will permit us to issue options from time to time to our employees and directors. If these options are exercised, our executive officers and directors will control a greater percentage of our common stock and dilute the ownership interests of other shareholders. We intend to account for the warrants and stock options under the recognition and measurement principles of Accounting Principles Board ("APB") Opinions No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. No stock-based compensation cost will be reflected in net income, as all warrants and stock options granted under these plans will have an exercise price equal to the market value of the underlying common stock on the date of grant.

        We have also entered into employment agreements with Messrs. Ducker, Miller, and Hobbs. The agreements entitle the executives to participate in our retirement, welfare, and other benefit programs. In addition, if they terminate the agreement following a change in control for good reason, they are entitled to severance compensation, which in the case of Messrs. Ducker and Miller is equal to 36 months of their then base salary, and in the case of Mr. Hobbs, 24 months of his then base salary. Please refer to the Management section under the heading entitled "Employment Agreements" for a more complete discussion of the agreements.

Funds from Irrevocable Subscriptions Will be Placed in Escrow

        We cannot open the bank without regulatory approvals. Therefore, we will place all of the proceeds from investors in this offering who are not also organizers with an independent escrow agent, Bank of Tennessee. You may not revoke your subscription once we accept it. The escrow agent will hold these funds until we raise $11,300,000 (including sales to our organizers) and receive preliminary regulatory approvals to open the bank, obtain deposit insurance, and form a bank holding company to own all of the stock of the bank. In June 2004, we filed an application with the South Carolina Board of Financial Institutions to open the bank and an application with the FDIC for deposit insurance. We expect to receive preliminary approval for these applications in the third quarter of 2004. Once we receive these preliminary approvals, we will file an application with the Federal Reserve to form a bank holding company. We expect to receive all preliminary regulatory approvals by the fourth quarter of 2004. We currently intend to close the offering by December 15, 2004, but may extend the offering up to December, 31, 2005. If we fail to meet these conditions by the close of the offering, we will promptly refund your subscription in full, without interest, and will use the investments by our founding organizers to pay expenses and liquidate the company.

No Public Market for the Shares for the Foreseeable Future

        Initially, there will be no established market for our common stock. After the offering, we would need a sponsoring broker-dealer to match buy and sell orders for our common stock in order to be listed on the OTC Bulletin Board. We currently do not have, and we are uncertain when we will have, a sponsoring broker-dealer for our common stock. Even if we secure a broker-dealer, the trading markets on the OTC Bulletin Board lack the depth, liquidity, and orderliness necessary to maintain a liquid market in our common stock. For these reasons, we do not expect a liquid market for our common stock to develop for several years, if at all.

Use of Proceeds

        We will use the first $11,000,000 we raise in this offering to capitalize CommunitySouth Bank and Trust. This is the amount of capital we believe our banking regulators will require for us to open the bank. We will use the remaining net proceeds of the offering at the holding company level to pay organizational and offering expenses of the holding company and to provide general working capital for the holding company. For more detailed information see "Use of Proceeds" beginning on page 14.

We Do Not Initially Plan to Pay Dividends

        Because we are a new business, we will not pay dividends in the foreseeable future. We intend to use all available earnings to fund the continued operation and growth of the bank.

Location of Offices

        Our main office will be located at the intersection of US Highway 123 and Williams Avenue. Our address will be 6602 Calhoun Memorial Highway, Easley, South Carolina 29640. The site is approximately 1.2 acres in size, and the building will be approximately 6,000 square feet. We will commence construction of this permanent facility following completion of the offering and expect to complete construction in the fourth quarter of 2005. In the interim period, we will lease the adjoining site and operate out of a temporary facility. A location has not been chosen yet for the Spartanburg facility. We intend to open a loan production office in Spartanburg as soon as the bank opens and expect to have a full branch in Spartanburg by the end of 2005. We are presently located at 1909 East Main Street, Easley, South Carolina 29640. Our telephone number is (864) 306-2540.

RISK FACTORS

        The following is a summary of the risks that we expect to encounter in starting and operating the new bank. An investment in our common stock involves a significant degree of risk and you should not invest in the offering unless you can afford to lose your investment. Please read the entire prospectus for a more thorough discussion of the risks of an investment in our common stock.

We are a new business and there is a risk we may not be successful.

        Neither CommunitySouth Bancshares nor CommunitySouth Bank and Trust has any operating history. The operations of new businesses are always risky. Because CommunitySouth Bank and Trust not yet opened, we do not have historical financial data and similar information that would be available for a financial institution that has been operating for several years.

We expect to incur losses for at least our first two years, and there is a risk we may never become profitable.

        In order for us to become profitable, we will need to attract a large number of customers to deposit and borrow money. This will take time. We expect to incur large initial expenses and expect to incur losses for at least our first two years. Our future profitability is dependent on numerous factors including the continued success of the economy of the community and favorable government regulation. While the economy in this area has been strong in recent years, an economic downturn in the area would hurt our business. We are also a highly regulated institution. Our ability to grow and achieve profitability may be adversely affected by state and federal regulations that limit a bank's right to make loans, purchase securities, and pay dividends. Although we expect to become profitable in our third year, there is a risk that a deterioration of the local economy or adverse government regulation could affect our plans. If this happens, we may never become profitable and you will lose part or all of your investment.

If we cannot open the bank because we do not receive final regulatory approvals, we may dissolve and liquidate and you may receive a return of only a portion, if any, of your investment.

        We cannot begin operations until we receive all required regulatory approvals. We will not receive these approvals until we satisfy all requirements for new banks imposed by state and federal regulatory agencies. We expect to receive our preliminary regulatory approvals by the third quarter of 2004. Once we receive preliminary approvals from our regulators and raise the minimum offering amount, we intend to break escrow to fund our offering and operational efforts. We expect to receive final approvals by the fourth quarter of 2004, but it may take longer. If we ultimately do not receive final regulatory approvals, or if we do not open for any other reason after breaking escrow, we anticipate that we will dissolve the company and return to our investors all funds remaining after paying all expenses.

Any delay in opening CommunitySouth Bank and Trust will result in additional losses.

        We intend to open the bank by the first quarter of 2005. If we do not receive all necessary regulatory approvals as planned, the bank's opening will be delayed or may not occur at all. If the bank's opening is delayed, our organizational and pre-opening expenses will increase. Because the bank would not be open and generating revenue, these additional expenses would cause our accumulated losses to increase.

We will depend heavily on Allan Ducker and David Miller, and our business would suffer if something were to happen to them or if they were to leave.

        Our growth and development will largely be the result of the contributions of our executive officers, including Allan Ducker, who will be our chief executive officer, and David Miller, who will be our president. The performance of community banks, like CommunitySouth Bank and Trust, is often dependent upon the ability of executive officers to promote the bank in the local market area. Messrs. Ducker and Miller have extensive and long-standing ties within our primary service areas and will provide us with an important medium through which to market our products and services. If we lose the services of Messrs. Ducker or Miller, they would be difficult to replace and our business and development could be materially and adversely affected. We have employment agreements with Messrs. Ducker and Miller and expect to carry $1,000,000 of insurance on their lives with $500,000 payable to the bank and $500,000 payable to their designated beneficiaries.

Because of our lack of a historical loan loss experience, we may underestimate our loan loss allowance and be required to decrease our net income or capital in order to increase it.

        Making loans and other extensions of credit will be essential elements of our business, and we recognize there is a risk that our loans or other extensions of credit will not be repaid. If our loans are not repaid, we will incur losses and be required to charge those losses against our allowance for loan losses. We will attempt to maintain an appropriate allowance for loan losses, but there is no precise method of predicting credit losses. Therefore, we will always face the risk that charge-offs in future periods will exceed our allowance for loan losses, and that additional increases in the allowance for loan losses will be required. Moreover, because we do not have any historical loan loss experience, the risk that we could underestimate the allowance actually needed may be greater than if we had historical information from which to derive our allowance. If we underestimate our loan loss allowance, we will be required by our bank regulators to increase it. Additions to our allowance for loan losses would result in a decrease of our net income and, possibly, our capital. If the additions to our allowance for loan losses deplete too much of our capital, our capital ratios could fall below regulatory standards, and our regulators could restrict or cease our operations and take control of our bank. See the "Proposed Business—Lending Activities—Allowance for Loan Losses" section beginning on page 22 for the factors we will use to determine our allowance, and the "Supervision and Regulation—CommunitySouth Bank and Trust- Capital Regulations" section beginning on page 31 for information regarding our capital requirements.

Initially, there will be no public market for our shares, and we do not expect to have enough shareholders or outstanding shares after this offering to support an active trading market, even if we are eventually listed on a recognized trading exchange.

        Initially, there will be no established market for our common stock. We do not expect a liquid market for our common stock to develop for several years, if at all. A public market having depth and liquidity depends on having enough buyers and sellers at any given time. Because this a relatively small offering, we do not expect to have enough shareholders or outstanding shares to support an active trading market, even if we are eventually listed on a recognized trading exchange. After the offering, we would need a sponsoring broker-dealer to match buy and sell orders for our common stock in order to be listed on the OTC Bulletin Board. We currently do not have, and we are uncertain when we will have, a sponsoring broker-dealer for our common stock. Even if we secure a broker-dealer, the trading markets on the OTC Bulletin Board lack the depth, liquidity, and orderliness necessary to maintain a liquid market in our common stock. Accordingly, investors should consider the potential illiquid and long-term nature of an investment in our common stock. If investors attempt to sell their shares prior to an active trading market developing for our shares, it may be difficult to find buyers for their shares, and they may receive less than the $10.00 per share price they paid in this offering.

We do not intend to pay dividends for the foreseeable future for both regulatory and business reasons, which could prevent you from obtaining a profitable return on your investment.

        Bank holding companies and South Carolina state banks are both subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and the need for us to retain and build capital, it will be our policy to retain earnings at least until all cumulative losses in our bank are recovered and it becomes profitable. Once our bank is cumulatively profitable, we still may not pay any dividends as our future dividend policy will depend on our earnings, capital requirements, regulatory requirements, financial condition, and other factors that we consider relevant. See "Dividend Policy" on page 16. Until we begin paying dividends, the only return you could realize from an investment in our shares would be profit from the sale of your shares if you sold them at a price in excess of $10.00 per share. However, there is no assurance that the value of our shares will increase or that there will be any liquid market in which you could sell your shares.

Our directors and executive officers will purchase a large percentage of our stock in the offering, which may allow them to control the company and affect our shareholders' ability to receive a premium for their shares.

        Our directors and executive officers intend to purchase at least 415,000 shares in this offering, for a total investment of $4,150,000. As a result, they will own approximately 37% of the shares outstanding if we complete the minimum offering or 17% of the shares outstanding if we complete the maximum offering.    Additionally, each of the organizing directors will receive a warrant to purchase one share of common stock at $10.00 per share for every two shares they purchase in the offering, up to a maximum of 10,000 shares per organizer. If each organizing director exercises his warrants in full, the directors' and executive officers' ownership of CommunitySouth Bancshares will increase to 46% if we complete the minimum offering or 21% if we complete the maximum offering. These amounts represent the minimum amount our organizers intend to purchase. They may purchase more, including up to 100% of the offering amount, especially if necessary to meet the minimum offering amount. As a result, this group will have significant influence over our affairs and policies. Additionally, we intend to adopt a stock option plan covering a number of shares equal to approximately 21% of the total outstanding shares immediately following the offering. The plan will permit us to issue options from time to time to our employees and directors. If these options are exercised, our executive officers and directors will control a greater percentage of our common stock. Their voting power may be sufficient to control the outcome of director elections or block significant transactions affecting CommunitySouth Bancshares, including acquisitions. This could prevent shareholders from receiving a premium for their shares, which may be offered by a potential acquirer. See "The Offering—General" section on page 11.

We determined the offering price of $10.00 arbitrarily and it will fluctuate once the shares become freely tradable after the offering.

        Because we do not have any history of operations, we determined the stock price arbitrarily. The offering price is essentially the book value of the shares prior to deduction for expenses of the offering and the organization of the bank. The offering price may not be indicative of the present or future value of the common stock. As a result, the market price of the stock after the offering may be more susceptible to fluctuations than it otherwise might be. The market price will be affected by our operating results, which could fluctuate greatly. These fluctuations could result from expenses of operating and expanding the bank, trends in the banking industry, economic conditions in our market area, and other factors that are beyond our control. If our operating results are below expectations, the market price of the common stock would probably fall.

We will face strong competition for customers from larger and more established banks, which could prevent us from obtaining customers, and may cause us to have to pay higher interest rates to attract customers.

        We will encounter strong competition from existing banks and other types of financial institutions operating in Easley and Spartanburg and the surrounding communities. Some of these competitors have been in business for a long time and have already established their customer base and name recognition. Most are larger than we will be and have greater financial and personnel resources than we will have. Some are large super-regional and regional banks, like Wachovia Bank, Bank of America, and Carolina First, and others are more established community banks, like Peoples National Bank, Cornerstone National Bank, First South Bank, and First National Bank of Spartanburg. These institutions offer services, including extensive and established branch networks and trust services, that we either do not expect to provide or will not provide for some time. Due to this competition, we may have to pay higher rates of interest to attract deposits. In addition, competitors that are not depository institutions are generally not subject to the extensive regulations that will apply to our bank. See "Proposed Business" on page 19.

We may not be able to compete with our larger competitors for larger customers because our lending limits will be lower than theirs.

        We will be limited in the amount we can loan a single borrower by the amount of the bank's capital. The legal lending limit is 15% of the bank's capital and surplus. We expect that our initial legal lending limit will be at least $1,650,000 immediately following the offering if we complete the minimum offering. Until the bank is profitable, our capital, and therefore our lending limit, will continue to decline. Our lending limit will be significantly less than the limit for most of our competitors and may affect our ability to seek relationships with larger businesses in our market area. We intend to accommodate larger loans by selling participations in those loans to other financial institutions.

The exercise of warrants and stock options will cause stock dilution and may adversely affect the value of our common stock.

        The organizers and officers may exercise warrants and options to purchase common stock, which would result in the dilution of your proportionate interests in us. Upon completion of the offering, we will issue to the organizing directors warrants to purchase one share of common stock at $10.00 per share for every two shares they purchase in the offering, up to a maximum of 10,000 shares per organizer. In addition, after the offering, we expect to adopt a stock option plan which will permit us to grant options to our officers, directors, and employees. We anticipate that we will initially authorize the issuance of a number of shares under the stock option plan equal to 21% of the shares outstanding after the offering. We do not intend to issue stock options with an exercise price less than the fair market value of the common stock on the date of grant.

FORWARD-LOOKING STATEMENTS

        This prospectus contains "forward-looking statements" about us and our operations, performance, financial conditions, and likelihood of success. These statements are based on many assumptions and estimates. Our actual results will depend on a number of factors, including many that are beyond our control. The words "may," "would," "could," "will," "expect," "anticipate," "believe," "intend," "plan," and "estimate," as well as similar expressions, identify forward-looking statements. We discuss what we believe are the most significant of these risks, uncertainties, and other factors under the heading "Risk Factors" beginning on page 7 of this prospectus. We urge you to carefully consider these factors prior to making an investment.

THE OFFERING

General

        We are offering a minimum of 1,130,000 shares and a maximum of 2,500,000 shares of our common stock at a price of $10.00 per share to raise between $11,300,000 and $25,000,000. We intend to impose a minimum purchase for any investor of 100 shares and a maximum purchase of 50,000 shares, although we reserve the right to accept subscriptions for more or fewer shares.

        Our organizers and executive officers intend to purchase at least 415,000 shares in the offering, for a total investment of $4,150,000. Although they have not promised to do so, the organizers may purchase additional shares in the offering, including up to 100% of the minimum offering. All shares purchased by the organizers will be for investment and not intended for resale. Because purchases by the organizers may be substantial, you should not assume that the sale of a specified minimum offering amount indicates the merits of this offering.

        We must receive your subscription for shares before midnight, Eastern Standard Time, on December 15, 2004, unless we sell all of the shares earlier or we terminate or extend the offering. We reserve the right to terminate the offering at any time or to extend the expiration date up to December 31, 2005. Extension of the expiration date will likely cause an increase in our expenses. We intend to inform all subscribers of any extensions of the offering, but we do not have to give you notice prior to the extension. If we extend the offering up to December 31, 2005, subscriptions we have already accepted will still be binding.

        All subscriptions will be binding on the investor and may not be revoked except with our consent. We reserve the right to cancel or reject any or all subscriptions before or after acceptance until the proceeds of this offering are released from escrow. We may also allocate shares among subscribers if the offering is oversubscribed. In deciding which subscriptions to accept, we may take into account many factors, including:

  •
  the order in which subscriptions are received;

  •
  a subscriber's potential to do business with or to direct customers to the bank; and

  •
  our desire to have a broad distribution of stock ownership.

        If we reject any subscription, or accept a subscription but subsequently elect to cancel all or part of the subscription, we will refund the amount remitted for shares for which the subscription is rejected or canceled. We will issue certificates for shares which have been subscribed and paid for promptly after we receive the funds out of escrow.

Conditions to the Offering and Release of Funds

        We will place all subscription proceeds received from investors who are not also organizers with Bank of Tennessee, which will serve as an independent escrow agent. The escrow agent will hold these funds, and no shares will be issued, until:

  •
  We have accepted subscriptions and payment in full for a minimum of 1,130,000 shares at $10.00 per share (including subscriptions from our organizers);

  •
  We have received preliminary approval from the Office of the South Carolina Board of Financial Institutions to grant us a state bank charter;

  •
  We have received preliminary approval of the bank's application for deposit insurance from the FDIC; and

  •
  We have obtained preliminary approval from the Federal Reserve to acquire the stock of the bank.

        If we terminate the offering or if the offering period expires before these conditions are satisfied, then:

  •
  We will cancel accepted subscription agreements and subscribers in the offering will not become shareholders;

  •
  The funds held in the escrow account will not be subject to the claims of any of our creditors or be available to defray the expenses of this offering; and

  •
  We will return the full amount of all subscription funds promptly to subscribers, without interest.

        The escrow agent has not investigated the desirability, advisability, or merits of a purchase of the shares. The escrow agent will invest escrowed funds in interest-bearing savings accounts, short-term United States Treasury securities, bank deposits, or other similar investments as we agree on with the escrow agent. We do not intend to invest the subscription proceeds held in escrow in instruments that would mature after the expiration date of the offering.

        If the conditions for releasing subscription funds from escrow are met and the funds are released but we do not receive final regulatory approval to operate the bank, or if the bank does not open for any other reason, our board of directors intends to propose that the shareholders approve a plan to liquidate, in which case our net assets, consisting primarily of the funds received in this offering, less the costs and expenses we have incurred, would be distributed to the shareholders other than the organizers, who will not receive any distribution until all other shareholders have received their initial investments.

Plan of Distribution

        Offers and sales of the common stock will be made primarily by our officers and directors, who will be reimbursed for their reasonable expenses but will not receive commissions or other remuneration. We believe these officers and directors will not be deemed to be brokers or dealers under the Securities Exchange Act of 1934 due to Rule 3a4-1.

        We have also entered into an agreement with Saxony Financial to act as a sales agent. We will pay Saxony Financial a fixed fee of $42,500 per month plus a $20,000 engagement fee. In addition, we will reimburse Saxony Financial for reasonable expenses.

        We intend to sell most of our shares to individuals and businesses in the Easley and Spartanburg areas of South Carolina who share our desire to support a new local community bank. Our marketing efforts will be focused on persons and businesses in the Pickens and Spartanburg Counties. Our organizers will also market our common stock to some of their personal contacts outside of this area. Our marketing will be accomplished through a combination of telephone calls, mail, and personal visits and meetings.

        Prior to this offering there has been no public market for the shares. We expect that a secondary market in our common shares may eventually develop, although we cannot be sure. In general, if a secondary market develops, the shares other than those held by affiliates will be freely transferable in the market. See "Description of Capital Stock—Shares Eligible for Future Sale" on page 43.

How to Subscribe

        If you desire to purchase shares in this offering, you should:

  1.
  Complete, date, and execute the subscription agreement which you received with this prospectus;

  2.
  Make a check, bank draft, or money order payable to Bank of Tennessee, Escrow Account for CommunitySouth Bancshares, Inc.," in the amount of $10.00 times the number of shares you wish to purchase; and

  3.
  Deliver the completed subscription agreement and check to CommunitySouth Bancshares at the following address:

    Mr. C. Allan Ducker, III
    CommunitySouth Bancshares, Inc.
    P.O. Box 2849
    Easley, South Carolina 29641

        If you have any questions about the offering or how to subscribe, please call Mr. Ducker at (864) 270-8364, Mr. Miller at (864) 590-5985, or any of our other organizers. If you subscribe, you should retain a copy of the completed subscription agreement for your records. You must pay the subscription price at the time you deliver the subscription agreement.

USE OF PROCEEDS

        We estimate that we will receive net proceeds of $11,075,000 if we sell the minimum amount of 1,130,000 shares of common stock in the offering, and up to $24,775,000 if we sell the maximum amount of 2,500,000 shares of common stock in the offering, after deducting estimated organizational and offering expenses and the sales agent's fee. We will pay the sales agent a fixed fee per month. We estimated the fee based on a 90-day offering period. If we continue the offering and the sales agent engagement beyond this period, the fee will be higher. We have received organizer contributions to pay pre-opening expenses of the holding company and the bank prior to the completion of the offering, which we will repay without interest from the proceeds we receive from the offering. We have also established a line of credit in the amount of up to $700,000 at a rate of prime minus 0.5% that we may use to pay pre-opening expenses. If we draw on the line of credit, we intend to pay off this line of credit with the proceeds we receive from this offering. We believe that the minimum proceeds of $11,300,000 from the offering will satisfy the cash requirements for more than the next 12 months for both CommunitySouth Bancshares and CommunitySouth Bank and Trust. The following two paragraphs describe the proposed use of proceeds by our holding company and our bank.

Use of Proceeds By CommunitySouth Bancshares

        The following table shows the anticipated use of the proceeds by CommunitySouth Bancshares. We describe the bank's anticipated use of proceeds in the following section. As shown, we will use $11,000,000 to capitalize the bank if we complete the minimum offering. We will also capitalize the bank with at least 50% of any amounts we raise in excess of the minimum offering. We will initially invest the remaining proceeds in United States government securities or deposit them with CommunitySouth Bank and Trust. In the long-term, we will use these funds for operational expenses and other general corporate purposes, including the provision of additional capital to the bank, if necessary. We may also use the proceeds to expand, for example by opening additional facilities or, eventually, acquiring other financial institutions.

	Minimum Offering 1,130,000 shares	Mid-Range Offering 1,800,000 shares	Maximum Offering 2,500,000 shares
Gross proceeds from offering	$11,300,000	$18,000,000	$25,000,000
Sales agent's fee(1)	$150,000	$150,000	$150,000
Offering expenses of CommunitySouth Bancshares	$75,000	$75,000	$75,000
Investment in capital stock of the bank	$11,000,000	$14,500,000	$18,000,000

Remaining proceeds	$75,000	$3,275,000	$6,775,000

(1)
Estimated based on a 90-day offering period

Use of Proceeds by CommunitySouth Bank and Trust

        The following table shows the anticipated use of the proceeds by CommunitySouth Bank and Trust. All proceeds received by the bank will be in the form of an investment in the bank's capital stock by CommunitySouth Bancshares as described above. The estimated organizational and pre-opening expenses of the bank of $700,000 will be incurred from the stock offering period through the opening of the bank. We will pay for these expenses with organizers contributions or our existing line of credit until we break escrow, a condition of which is attaining the minimum offering. Furniture, fixtures, and equipment will be capitalized and amortized over the life of the lease or over the estimated useful life of the asset. The bank will use the remaining proceeds to make loans, purchase securities, and otherwise conduct the business of the bank. In addition to our main office, we currently plan to open a loan production office in Spartanburg shortly after we open the bank and a full service branch office in the Spartanburg, South Carolina area within 12 months of opening the main office. We do not have any other definitive plans for expansion.

	Minimum Offering 1,130,000 shares	Mid-Range Offering 1,800,000 shares	Maximum Offering 2,500,000 shares
Investment by CommunitySouth Bancshares in the bank's capital stock	$11,000,000	$14,500,000	$18,000,000
Organizational and pre-opening expenses of the bank	$(700,000)	$(700,000)	$(700,000)
Furniture, fixtures, and equipment for main office and loan production office	$(382,000)	$(382,000)	$(382,000)
Cost of main office and site	$(1,800,000)	$(1,800,000)	$(1,800,000)
Cost of modular facility and lease of site	$(200,000)	$(200,000)	$(200,000)
Estimated lease of loan production office	$(25,000)	$(25,000)	$(25,000)

Estimate cost of branch office and site	$(1,200,000)	$(1,200,000)	$(1,200,000)

Remaining proceeds	$6,693,000	$10,193,000	$13,693,000

CAPITALIZATION

        The following table shows our capitalization as of June 15, 2004, and our pro forma consolidated capitalization as adjusted to give effect to the sale of the minimum and maximum number of shares in this offering, after deducting the expenses of the offering. Our capitalization as of June 15, 2004 reflects the purchase of 10 shares by Mr. Ducker for $10.00 per share. We will redeem these shares after the offering. After the offering, we will have 2,500,000 shares outstanding if the maximum number of shares are sold. The "As Adjusted" column reflects our accumulated deficit through June 15, 2004 and the repayment of organizer contributions with proceeds from the offering. See "Use of Proceeds" above.

	June 15, 2004	As Adjusted For Minimum Offering	As Adjusted for Maximum Offering
Other Liabilities:
Organizer Contribution Deposits:	$409,900	$—	$—

Shareholders Equity:
Common Stock, par value $.01 per share; 10,000,000 shares authorized; 10 shares issued and outstanding; 1,130,000 shares issued and outstanding as adjusted for the minimum offering; 2,500,000 shares issued and outstanding as adjusted for the maximum offering	0	11,300	25,000
Preferred Stock, par value $.01 per share; 10,000,000 shares authorized; no shares issued and outstanding	0	0	0
Additional paid-in capital	100	11,063,700	24,750,000

Accumulated deficit	(105,207)	(105,207)	(105,207)

Total shareholders' equity (deficit)	(105,107)	10,969,793	24,669,793

Total capitalization	$304,793	$10,969,793	$24,669,793

DIVIDEND POLICY

        We expect initially to retain all earnings to operate and expand the business. It is unlikely that we will pay any cash dividends in the near future. Our ability to pay any cash dividends will depend primarily on CommunitySouth Bank and Trust's ability to pay dividends to CommunitySouth Bancshares, which depends on the profitability of the bank. See "Supervision and Regulation—CommunitySouth Bank and Trust—Dividends" on page 30 and "Supervision and Regulation—CommunitySouth Bank and Trust—Capital Regulations" on page 31. In addition to the availability of funds from the bank, our dividend policy is subject to the discretion of our board of directors and will depend upon a number of factors, including future earnings, financial condition, cash needs, and general business conditions.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OR PLAN OF OPERATION

General

        CommunitySouth Bancshares was formed to organize and own all of the capital stock of CommunitySouth Bank and Trust. On June 1, 2004, our organizers filed applications with the South Carolina Board of Financial Institutions to charter the bank as a South Carolina state bank and with the FDIC to receive federal deposit insurance. Whether the charter is issued and deposit insurance is granted will depend upon, among other things, compliance with legal requirements imposed by the South Carolina Board of Financial Institutions and the FDIC, including capitalization of the bank with at least a specified minimum amount of capital, which we believe will be $11,000,000. Following preliminary approval from the South Carolina Board of Financial Institutions and the FDIC, we will file an application with the Federal Reserve to become a bank holding company, and this application must be approved before we can acquire the capital stock of the bank. We expect to receive all final regulatory approvals by the fourth quarter of 2004.

Financial Results

        As of June 15, 2004, we had total assets of $319,540, consisting primarily of cash and computer equipment. We incurred a net loss of $105,207 for the period from its inception on March 30, 2004 through June 15, 2004.

Expenses

        On completion of the offering and opening of the bank, we expect we will have incurred the following expenses:

  •
  $75,000 in expenses of the offering, which will be subtracted from the proceeds of the offering.

  •
  $150,000 in sales agent fees, which will be subtracted from the proceeds of the offering.

  •
  $700,000 in expenses to organize and prepare to open CommunitySouth Bank and Trust, consisting principally of salaries, overhead and other operating costs, which will be charged against the income of CommunitySouth Bank and Trust.

        Prior to our completion of this offering, these expenses will be funded by organizer contributions and investments from our organizers. We have also established a line of credit in the amount of up to $700,000 at a rate of prime minus 0.5%. We will use the proceeds of this offering to repay the organizer contributions and any amounts due under our line of credit. We anticipate that the proceeds of the offering will be sufficient to satisfy the corporation's financial needs for at least the next 12 months.

Offices and Facilities

        Our telephone number is (864) 306-2540. Our main office will be located at the intersection of US Highway 123 and Williams Avenue. Our address will be 6602 Calhoun Memorial Highway, Easley, South Carolina 29640. The building will be approximately 6,000 square feet on a site that is approximately 1.2 acres in size. We will commence construction of this permanent facility following completion of the offering and expect to complete construction in the fourth quarter of 2005. In the interim period, we will lease the adjoining site and operate out of a temporary facility. We have not selected a permanent location for the Spartanburg facility yet. We intend to open a loan production office as soon as the bank opens and expect to have a full branch in Spartanburg by the end of 2005. We are presently located at 1909 East Main Street, Easley, South Carolina 29640.

Liquidity and Interest Rate Sensitivity

        CommunitySouth Bank and Trust, like most banks, will depend on its net interest income for its primary source of earnings. Net interest income is roughly the difference between the interest we charge on our loans and receive from our investments, our assets, and the interest we pay on deposits, our liabilities. Movements in interest rates will cause our earnings to fluctuate. To lessen the impact of these margin swings, we intend to structure our balance sheet so that we can reprice the rates applicable to our assets and liabilities in roughly equal amounts at approximately the same time. We will manage the bank's asset mix by regularly evaluating the yield, credit quality, funding sources, and liquidity of its assets. We will manage the bank's liability mix by expanding our deposit base and converting assets to cash as necessary. If there is an imbalance in our ability to reprice assets and liabilities at any point in time, our earnings may increase or decrease with changes in the interest rate, creating interest rate sensitivity. Interest rates have historically varied widely, and we cannot control or predict them. Despite the measures we plan to take to lessen the impact of interest rate fluctuations, large moves in interest rates may decrease or eliminate our profitability.

        Prior to the completion of the offering, we will use organizer contributions in the amount of approximately $409,000 and investments from our organizers to pay pre-opening expenses of the holding company and the bank. We have also established a line of credit in the amount of up to $700,000 at a rate of prime minus 0.5% that we may use to pay pre-opening expenses. We believe that the minimum proceeds of $11,300,000 from the offering will satisfy the cash requirements for at least the first two years for both CommunitySouth Bancshares and CommunitySouth Bank and Trust. We will manage our liquidity by actively monitoring the bank's sources and uses of funds to meet cash flow requirements and maximize profits.

Capital Adequacy

        Capital adequacy for banks and bank holding companies is regulated by the South Carolina Board of Financial Institutions, the Federal Reserve Board of Governors, and the FDIC. The primary measures of capital adequacy are risk-based capital guidelines and the leverage ratio. Changes in these guidelines or in our levels of capital can affect our ability to expand and pay dividends. Please see "Supervision and Regulation—CommunitySouth Bank and Trust—Capital Regulations" on page 31 for a more detailed discussion.

PROPOSED BUSINESS

General

        We formally initiated activity to form CommunitySouth Bank and Trust in March 2004 and incorporated CommunitySouth Bancshares as a South Carolina corporation in March 2004 to function as a holding company to own and control all of the capital stock of CommunitySouth Bank and Trust. We initially will engage in no business other than owning and managing the bank.

        We have chosen this holding company structure because we believe it will provide flexibility that would not otherwise be available. Subject to Federal Reserve Board debt guidelines, the holding company structure can assist the bank in maintaining its required capital ratios by borrowing money and contributing the proceeds to the bank as primary capital. Additionally, a holding company may engage in non-banking activities that the Federal Reserve Board has deemed to be closely related to banking. Although we do not presently intend to engage in other activities, we will be able to do so with a proper notice or filing to the Federal Reserve if we believe that there is a need for these services in our market area and that the activities could be profitable.

        We filed an application with the South Carolina Board of Financial Institutions on June 1, 2004, to organize the bank as a South Carolina state bank and with the FDIC to obtain deposit insurance. We will also file an application with the Board of Governors of the Federal Reserve System for approval to become a bank holding company. Subject to receiving regulatory approval from these agencies, we plan to open the bank by the first quarter of 2005 and will engage in a general commercial and consumer banking business as described below. Final approvals will depend on compliance with regulatory requirements, including our capitalization of the bank with at least $11,000,000 from the proceeds of this offering.

Marketing Opportunities

        Service Area.    Our service area will consist of Pickens and Spartanburg Counties, with a primary focus on an area within a 15 mile radius of our main office in Easley, South Carolina and, once it opens, our branch office in Spartanburg. Our main office will be located in Easley on a major artery and will provide excellent visibility for the bank. Our anticipated expansion plans include opening an additional branch strategically located in Spartanburg County in the first year of operation. This branch will extend the market reach of our bank, and it will increase our personal service delivery capabilities to all of our customers. We plan to take advantage of existing contacts and relationships with individuals and companies in this area to more effectively market the services of the bank.

        Economic and Demographic Factors.    Pickens County is located in the northwest portion of South Carolina along the I-85 corridor between Atlanta, Georgia and Charlotte, North Carolina. This region is also known as the "boon belt." Manufacturing is the county's primary source of economic growth with approximately 150 facilities located in the surrounding area. With its access to applied automobile materials research and technology at Clemson University and location in the automobile hub of the southeast, the area is also developing a reputation among leaders in the automobile industry. Major employers in the area include Clemson University, Pickens County Schools, Aramark Campus, Inc., Alice Manufacturing Company, and Palmetto Heath Alliance. The Pickens County Commerce Park, a new 310 acre industrial park with 6,000 feet of prime frontage on US Highway 123, should also generate additional jobs, housing, and continued growth in the area.

        Easley, the largest city in Pickens County, had a population of 17,754 as of the 2000 census, which represented a 16.8% increase over the 1990 population of 15,268. In our primary service areas consisting of Pickens and Spartanburg Counties, the population as of the 2000 census was 110,000 and 254,000, respectively. County leaders project the population to grow to 133,000 and 282,000, respectively, by 2010. Within a 15 mile radius of our office in Easley, the estimated population is

317,174 and the estimated number of households is 127,239. By 2009, the population and number of households are projected to increase to 327,424 and 132,201, respectively. Within the 15 mile radius of our main office, the estimated average family household was $59,314 in 2003, compared to $63,618 for the area within a 5 mile radius and $66,515 within a 25 mile radius.

        Spartanburg County is also located in the northwest portion of South Carolina along the I-85 "boom belt" of the Upstate. Spartanburg's economic history is rooted in agriculture and textiles. Today, the county is an internationally recognized business and cultural center. More than 90 international firms representing 15 nations have joined the business community. BMW Manufacturing Corporation, Milliken & Company, Extended Stay America, and Denny's are just a few of the companies that call Spartanburg home. The most well known of these companies is BMW, which began its assembly operation in Spartanburg in 1994 and today is the sole producer of the Z4 and X5 vehicles for worldwide distribution. Currently, BMW employs approximately 2,000 workers. The amenities and opportunities Spartanburg County offers are wide-ranging from housing, education, healthcare, shopping, recreation, and culture. We believe these factors make the quality of life in the area attractive. Additionally, Spartanburg's mild climate and location and access to the mountains, the coast, and larger cities such as Atlanta and Charlotte add to the attractiveness of the area. The growth in the manufacturing base is complemented by the county's population growth, which is expected to increase from its current level of 254,000 to 282,000 in 2010.

        Our market area has enjoyed solid population growth. Since 1960, the population in Pickens County has increased in excess of 150%. We believe that this trend will continue and presents a unique opportunity for a new locally owned and operated community bank. Ultimately, the success of the bank will depend on the economy of the community, and an economic downturn would hurt our business. We believe that the demographic factors in Pickens and Spartanburg Counties make it a desirable market in which to form our bank.

        Competition.    The banking business is highly competitive. We will compete as a financial intermediary with other commercial banks, savings banks, credit unions, finance companies, and money market mutual funds operating in the Easley area and surrounding communities. In 2003, there were 10 banking offices, representing seven financial institutions, operating in Easley and holding over $441 million in deposits. In Pickens County, there were 34 banking offices, representing 11 financial institutions, holding over $1 billion in deposits. In Spartanburg County, there were 78 banking offices, representing 14 financial institutions, holding over $2.5 billion in deposits. Most of these institutions have substantially greater resources and lending limits than we will have, and many of these competitors offer services, including extensive and established branch networks and trust services, that we either do not expect to provide or will not provide initially. Our competitors include large super regional and regional banks like Wachovia Bank, Bank of America, and Carolina First. Nevertheless, we believe that our management team, our focus on relationship banking, and the economic and demographic dynamics of our service area will allow us to gain a meaningful share of the area's deposits.

Business Strategy

        Management Philosophy.    CommunitySouth Bank and Trust will be a locally-owned and operated bank organized to serve consumers and small- to mid-size businesses and professional concerns. Because there are currently only two community banks headquartered in Easley and two community banks headquartered in Spartanburg, we believe that we can be successful by offering a higher level of customer service and a management team more focused on the needs of the community than most of our competitors. We believe that this approach will be enthusiastically supported by the community. Our future profitability, however, is dependent on a number of factors, including the continued success of the economy and the successful implementation of our business strategies. However, no assurance can be given that economic conditions will remain favorable in our market or that we successfully achieve or maintain profitability in the future.

        Operating Strategy.    To achieve the level of prompt, responsive service that we believe will be necessary to attract customers and to develop our image as a locally owned bank with a focus on personalized service, we intend to employ the following business strategies:

  •
  Experienced Senior Management. We have retained Allan Ducker as our chief executive officer and David Miller as our president and chief lending officer. Mr. Ducker has over 20 years of banking experience, including most recently as senior vice president and Pickens County executive for Carolina First Bank. Prior to his tenure at Carolina First Bank, he served in various capacities with MountainBank and Bank of America. He left Carolina First Bank in March 2004 to organize our bank. Mr. Miller has over 14 years of banking experience, including most recently as senior vice president and city executive for Greenville, South Carolina with Arthur State Bank. Prior to his tenure at Arthur State Bank, he served in various capacities with SouthTrust Bank. He left Arthur State Bank in March 2004 to organize our bank.

  •
  Other Executives. We are in the process of assembling a management team with significant banking experience. We have hired John Hobbs as our chief financial officer. He has over 15 years of banking experience, most recently as chief financial officer of Carolina National Bank. We expect other officers that we hire to be individuals who reside in our primary market area and have local banking experience and a history of service to the community. Based upon the community's response to our marketing effort, we believe there are several local experienced banking executives who would be interested in joining our community banking effort.

  •
  Community-Oriented Board of Directors. Our management team will operate under the direction of our board of directors. As described in the Management section beginning on page 34, most of our directors are long time residents and business persons and professionals in our service areas with significant community involvement. These directors are dedicated to the success of the bank and will play an important part in marketing the new bank in the community.

  •
  Local Services and Decision Making. We believe our customers will enjoy a professional and consistent banking environment with local decision-making and personal access to a banker who strives to understand their financial needs. We will seek to be identified as a community bank that cares about its customers. In order to accomplish this, we plan on hiring local bankers who are recognized for their community involvement and successful banking background.

  •
  Focus on Small- to Mid-Sized Commercial Market Sector. Although size gives larger banks advantages in competing for business from large corporations, including higher lending limits and the ability to offer services in other areas of South Carolina, we believe that there is a void in the community banking market in the Easley and Spartanburg areas, and that we can successfully fill this void. Initially, we will not compete with large institutions for the primary banking relationships of large corporations, but will compete for niches in this business and for the consumer business of their employees. We will focus on small- to medium-sized businesses and their employees. This includes retail, service, manufacturing, industrial, and professional businesses with annual revenues of less than $10 million. We believe that these organizations desire a consistent and personal banking relationship. We intend to attract these types of businesses based on relationships and contacts which the bank's directors and management have inside and outside our core service area.

Lending Activities

        General.    We intend to emphasize a range of lending services, including real estate, commercial, and equity-line and consumer loans to individuals, small- to medium-sized businesses, and professional concerns that are located in or conduct a substantial portion of their business in the bank's market area. We will compete for these loans with competitors who are well established in our service area and have greater resources and lending limits. As a result, we may have to charge lower interest rates to attract borrowers.

        The well established banks in our service area will make proportionately more loans to medium- to large-sized businesses than we will. Many of the bank's anticipated commercial loans will likely be made to small- to medium-sized businesses which may be less able to withstand competitive, economic, and financial conditions than larger borrowers.

        Loan Approval and Review.    The bank's loan approval policies will provide for various levels of officer lending authority. When the amount of aggregate loans to a single borrower exceeds that individual officer's lending authority, the loan request will be considered and approved by an officer with a higher lending limit or the board of directors' loan committee. The bank will not make any loans to any director of the bank unless the loan is approved by the board of directors of the bank and is made on terms not more favorable to the person than would be available to a person not affiliated with the bank. The bank currently intends to adhere to Federal National Mortgage Association and Federal Home Loan Mortgage Corporation guidelines in its mortgage loan review process, but may choose to alter this policy in the future. The bank expects to sell residential mortgage loans that it originates on the secondary market.

        Loan Distribution.    We estimate that our initial percentage distribution of our loans for the first year will be as follows:

Real Estate	50%
Commercial Loans	18%
Equity Line and Consumer Loans	5%
Residential Mortgage Loans	27%

Total	100%

        These are estimates only. Our actual deposit and loan distribution will depend on our customers and vary initially and over time.

        Allowance for Loan Losses.    We will maintain an allowance for loan losses, which we will establish through a provision for loan losses charged against income. We will charge loans against this allowance when we believe that the collectibility of the principal is unlikely. The allowance will be an estimated amount that we believe will be adequate to absorb losses inherent in the loan portfolio based on evaluations of its collectibility. We anticipate that initially our allowance for loan losses will equal approximately 1.00% of the average outstanding balance of our loans. Over time, we will periodically determine the amount of the allowance based on our consideration of several factors, including:

  •
  an ongoing review of the quality, mix, and size of our overall loan portfolio;

  •
  our historical loan loss experience;

  •
  evaluation of economic conditions;

  •
  specific problem loans and commitments that may affect the borrower's ability to pay;

  •
  regular reviews of loan delinquencies and loan portfolio quality by our internal auditors and our bank regulators; and

  •
  the amount and quality of collateral, including guarantees, securing the loans.

        Lending Limits.    The bank's lending activities will be subject to a variety of lending limits imposed by federal law. In general, the bank will be subject to a legal limit on loans to a single borrower equal to 15% of the bank's capital and unimpaired surplus. Different limits may apply based on the type of loan or the nature of the borrower, including the borrower's relationship to the bank. These limits will increase or decrease as the bank's capital increases or decreases. Unless the bank is able to sell participations in its loans to other financial institutions, the bank will not be able to meet all of the lending needs of loan customers requiring aggregate extensions of credit above these limits.

        Credit Risk.    The principal credit risk associated with each category of loans is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the manufacturing, services, and retail market segments. General economic factors affecting a borrower's ability to repay include interest, inflation, and employment rates and the strength of local and national economy, as well as other factors affecting a borrower's customers, suppliers, and employees.

        Real Estate Loans.    We expect that loans secured by first or second mortgages on real estate will make up 77% of the bank's loan portfolio. These loans will generally fall into one of two categories: commercial real estate loans or construction and development loans. We also expect to make residential real estate loans secured by first or second mortgages on real estate. Each of these categories is discussed in more detail below, including their specific risks. Interest rates for all categories may be fixed or adjustable, and will more likely be fixed for shorter-term loans. The bank will generally charge an origination fee for each loan.

        Real estate loans are subject to the same general risks as other loans. Real estate loans are also sensitive to fluctuations in the value of the real estate securing the loan. On first and second mortgage loans we would not advance more than regulatory limits. We will require a valid mortgage lien on all real property loans along with a title lien policy which insures the validity and priority of the lien. We will also require borrowers to obtain hazard insurance policies and flood insurance if applicable. Additionally, certain types of real estate loans have specific risk characteristics that vary according to the collateral type securing the loan and the terms and repayment sources for the loan.

        We will have the ability to originate some real estate loans for sale into the secondary market. We can limit our interest rate and credit risk on these loans by locking the interest rate for each loan with the secondary investor and receiving the investor's underwriting approval prior to originating the loan.

  •
  Commercial Real Estate Loans. Commercial real estate loans will generally have terms of five years or less, although payments may be structured on a longer amortization basis. Inherent in commercial real estate loans' credit risk is the risk that the primary source of repayment, the operating commercial real estate company, will be insufficient to service the debt. If a real estate loan is in default, we also run the risk that the value of a commercial real estate loan's secured real estate will decrease, and thereby be insufficient to satisfy the loan. To mitigate these risks, we will evaluate each borrower on an individual basis and attempt to determine its business risks and credit profile. We will attempt to reduce credit risk in the commercial real estate portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio is established by independent appraisals. We will typically review the personal financial statements of the principal owners and require their personal guarantees. These reviews often reveal secondary sources of payment and liquidity to support a loan request.

  •
  Construction and Development Real Estate Loans. We will offer adjustable and fixed rate residential and commercial construction loans to builders and developers and to consumers who wish to build their own home. The term of construction and development loans will generally be limited to 18 months, although payments may be structured on a longer amortization basis. Most loans will mature and require payment in full upon the sale of the property. Construction and development loans generally carry a higher degree of risk than long term financing of existing properties. Repayment usually depends on the ultimate completion of the project within cost estimates and on the sale of the property. Specific risks include:

  •
  cost overruns;

  •
  mismanaged construction;

  •
  inferior or improper construction techniques;

  •
  economic changes or downturns during construction;

  •
  a downturn in the real estate market;

  •
  rising interest rates which may prevent sale of the property; and

  •
  failure to sell completed projects in a timely manner.

    We will attempt to reduce risk by obtaining personal guarantees where possible, and by keeping the loan-to-value ratio of the completed project below specified percentages. We may also reduce risk by selling participations in larger loans to other institutions when possible.

  •
  Residential Real Estate Loans. These loans will generally have longer terms, up to 30 years. We will offer fixed and adjustable rate mortgages, and we intend to sell most or all of the residential real estate loans that we generate in the secondary market soon after we originate them. We do not intend to retain servicing rights for these loans. Inherent in residential real estate loans' credit risk is the risk that the primary source of repayment, the residential borrower, will be insufficient to service the debt. If a real estate loan is in default, we also run the risk that the value of a residential real estate loan's secured real estate will decrease, and thereby be insufficient to satisfy the loan. To mitigate these risks, we will evaluate each borrower on an individual basis and attempt to determine its credit profile. By selling these loans in the secondary market, we can significantly reduce our exposure to credit risk because the loans will be underwritten through a third party agent without any recourse against the bank.

        Commercial Loans.    The bank will make loans for commercial purposes in various lines of businesses. Equipment loans will typically be made for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term and secured by the financed equipment. We will focus our efforts on commercial loans of less than $1,000,000. Working capital loans will typically have terms not exceeding one year and will usually be secured by accounts receivable, inventory, or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and in other cases principal will typically be due at maturity. Trade letters of credit, standby letters of credit, and foreign exchange will be handled through a correspondent bank as agent for the bank. Commercial loans primarily have risk that the primary source of repayment, the borrowing business, will be insufficient to service the debt. Often this occurs as the result of changes in local economic conditions or in the industry in which the borrower operates which impact cash flow or collateral value.

        Consumer Loans.    The bank will make a variety of loans to individuals for personal and household purposes, including secured and unsecured installment loans and revolving lines of credit such as credit cards. Installment loans typically will carry balances of less than $50,000 and be amortized over periods up to 60 or more months. Consumer loans may be offered on a single maturity basis where a specific source of repayment is available. Revolving loan products will typically require monthly payments of interest and a portion of the principal.

        We expect to also offer small business loans utilizing government enhancements such as the Small Business Administration's 7(a) program and SBA's 504 and "LowDoc" programs. These loans will typically be partially guaranteed by the government which may help to reduce the bank's risk. Government guarantees of SBA loans will not exceed 80% of the loan value, and will generally be less.

        Consumer loans are generally considered to have greater risk than first or second mortgages on real estate because the value of the secured property may depreciate rapidly, they are often dependent on the borrower's employment status as the sole source of repayment, and some of them are unsecured. To mitigate these risks, we will analyze selective underwriting criteria for each prospective borrower, which may include the borrower's employment history, income history, credit bureau reports, or debt to income ratios. If the consumer loan is secured by property, such as an automobile loan, we will also attempt to offset the risk of rapid depreciation of the collateral with a shorter loan amortization period. Despite these efforts to mitigate our risks, consumer loans have a higher rate of default that real estate loans. For this reason, we will also attempt to reduce our loss exposure to these types of loans by limiting their sizes relative to other types of loans.

        We will also offer home equity loans. Our underwriting criteria for and the risks associated with home equity loans and lines of credit will generally be the same as those for first mortgage loans. Home equity lines of credit will typically have terms of 15 years or less, will typically carry balances less than $125,000, and may extend up to 90% of the available equity of each property.

        Relative Risks of Loans.    Each category of loan has a different level of credit risk. Real estate loans are generally safer than loans secured by other assets because the value of the underlying security, real estate, is generally ascertainable and does not fluctuate as much as some other assets. Certain real estate loans are less risky than others. Residential real estate loans are generally the least risky type of real estate loan, followed by commercial real estate loans and construction and development loans. Commercial loans, which can be secured by real estate or other assets, or which can be unsecured, are generally more risky than real estate loans, but less risky than consumer loans. Finally, consumer loans, which can also be secured by real estate or other assets, or which can also be unsecured, are generally considered to be the most risky of these categories of loans. Any type of loan which is unsecured is generally more risky than secured loans. These levels of risk are general in nature, and many factors including the creditworthiness of the borrower or the particular nature of the secured asset may cause any type of loan to be more or less risky than another. Additionally, these levels of risk are limited to an analysis of credit risk, and they do not take into account other risk factors associated with making loans such as the interest rate risk inherent in long-term, fixed-rate loans.

Deposit Services

        We intend to offer a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, NOW accounts, commercial accounts, savings accounts, and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates will be tailored to our principal market area at rates competitive to those offered in the Easley area. In addition, we intend to offer certain retirement account services, including IRAs. We intend to solicit these accounts from individuals, businesses, and other organizations.

        Deposit Distribution.    We estimate that our initial percentage distribution of our deposits for the first year will be as follows:

Demand Deposit	15%
Savings & Money Market	37%
Time Deposits	42%
Consumer/Commercial DDA's Public/Gov't	2%
Consumer/Commercial Time and Savings Deposits Public/Gov't	4%
Total	100%

Other Banking Services

        We will offer safe deposit boxes, cashier's checks, banking by mail, direct deposit of payroll and social security checks, U.S. Savings Bonds, and travelers checks. We plan for the bank to become associated with the Honor and Cirrus ATM networks that may be used by the bank's customers throughout the country. We believe that by being associated with a shared network of ATMs, we will be better able to serve our customers and will be able to attract customers who are accustomed to the convenience of using ATMs. We intend to begin offering these services shortly after opening the bank. We also plan to offer a debit card and credit card services through a correspondent bank as an agent for the bank. Once we are operating, we anticipate that the bank eventually may offer other bank services including, lines of credit, 24-hour telephone banking, and PC/internet delivery. We do not expect the bank to exercise trust powers during its initial years of operation.

Employees

        We anticipate that, upon commencement of operations, the bank will have approximately 15 full-time employees and one part-time employee. CommunitySouth Bancshares, as the holding company for the bank, will not have any employees other than its officers.

Legal Proceedings

        Neither we nor any of our properties are subject to any material legal proceedings.

SUPERVISION AND REGULATION

        Both CommunitySouth Bancshares and CommunitySouth Bank and Trust are subject to extensive state and federal banking laws and regulations which impose specific requirements or restrictions on and provide for general regulatory oversight of virtually all aspects of operations. These laws and regulations are generally intended to protect depositors, not shareholders. The following summary is qualified by reference to the statutory and regulatory provisions discussed. Changes in applicable laws or regulations may have a material effect on our business and prospects. Our operations may be affected by legislative changes and the policies of various regulatory authorities. We cannot predict the effect that fiscal or monetary policies, economic control, or new federal or state legislation may have on our business and earnings in the future.

        The following discussion is not intended to be a complete list of all the activities regulated by the banking laws or of the impact of such laws and regulations on our operations. It is intended only to briefly summarize some material provisions.

USA Patriot Act of 2001

        In October 2001, the USA Patriot Act of 2001 was enacted in response to the terrorist attacks in New York, Pennsylvania and Washington D.C. which occurred on September 11, 2001. The Patriot Act is intended to strengthen the ability of U.S. law enforcement and the intelligence community to work cohesively to combat terrorism on a variety of fronts. The potential impact of the Patriot Act on financial institutions of all kinds is significant and wide ranging. The Patriot Act contains sweeping anti-money laundering and financial transparency laws and imposes various regulations, including standards for verifying client identification at account opening, and rules to promote cooperation among financial institutions, regulators and law enforcement entities in identifying parties that may be involved in terrorism or money laundering.

Check 21

        On October 28, 2003, President Bush signed into law the Check Clearing for the 21st Century Act, also known as Check 21. The new law, which is not effective until October 28, 2004, gives "substitute checks," such as a digital image of a check and copies made from that image, the same legal standing as the original paper check. Some of the major provisions include:

  •
  Allows check truncation without making it mandatory;

  •
  Demands that every financial institution communicate to accountholders in writing a description of its substitute check processing program and their rights under the law;

  •
  Legalizes substitutions for and replacements of paper checks without agreement from consumers;

  •
  Keeps in place the previously mandated electronic collection and return of checks between financial institutions only when individual agreements are in place;

  •
  Cautions that when accountholder's request verification, financial institutions must produce the original check (or a copy that accurately represents the original) and demonstrate that the account debit was accurate and valid; and

  •
  Requires recrediting of funds to an individual's account on the next business day after a consumer proves the financial institution has erred.

        This new legislation will likely have a dramatic impact on bank capital spending as many financial institutions assess whether technological or operational changes are necessary to stay competitive and take advantage of the new opportunities presented by Check 21.

CommunitySouth Bancshares, Inc.

        Because it will own the outstanding capital stock of the bank, CommunitySouth Bancshares will be a bank holding company under the federal Bank Holding Company Act of 1956 and the South Carolina Banking and Branching Efficiency Act.

        The Bank Holding Company Act.    Under the Bank Holding Company Act, CommunitySouth Bancshares will be subject to periodic examination by the Federal Reserve and will be required to file periodic reports of its operations and any additional information that the Federal Reserve may require. Our activities at the bank and holding company level will be limited to:

  •
  banking and managing or controlling banks;

  •
  furnishing services to or performing services for its subsidiaries; and

  •
  engaging in other activities that the Federal Reserve determines to be so closely related to banking and managing or controlling banks as to be a proper incident thereto.

        Investments, Control, and Activities.    With certain limited exceptions, the Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before:

  •
  acquiring substantially all the assets of any bank;

  •
  acquiring direct or indirect ownership or control of any voting shares of any bank if after the acquisition it would own or control more than 5% of the voting shares of such bank (unless it already owns or controls the majority of such shares); or

  •
  merging or consolidating with another bank holding company.

        In addition, and subject to certain exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with regulations thereunder, require Federal Reserve approval prior to any person or company acquiring "control" of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of a bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more, but less than 25%, of any class of voting securities and either the company has registered securities under Section 12 of the Securities Exchange Act of 1934 or no other person owns a greater percentage of that class of voting securities immediately after the transaction. The regulations provide a procedure for challenge of the rebuttable control presumption.

        Under the Bank Holding Company Act, a bank holding company is generally prohibited from engaging in, or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in nonbanking activities unless the Federal Reserve Board, by order or regulation, has found those activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that the Federal Reserve Board has determined by regulation to be proper incidents to the business of a bank holding company include:

  •
  making or servicing loans and certain types of leases;

  •
  engaging in certain insurance and discount brokerage activities;

  •
  performing certain data processing services;

  •
  acting in certain circumstances as a fiduciary or investment or financial adviser;

  •
  owning savings associations; and

  •
  making investments in certain corporations or projects designed primarily to promote community welfare.

        The Federal Reserve Board will impose certain capital requirements on the company under the Bank Holding Company Act, including a minimum leverage ratio and a minimum ratio of "qualifying" capital to risk-weighted assets. These requirements are described below under "Capital Regulations." Subject to its capital requirements and certain other restrictions, the company will be able to borrow money to make a capital contribution to the bank, and these loans may be repaid from dividends paid from the bank to the company. Our ability to pay dividends will be subject to regulatory restrictions as described below in "CommunitySouth Bank and Trust—Dividends." The company will also be able to raise capital for contribution to the bank by issuing securities without having to receive regulatory approval, subject to compliance with federal and state securities laws.

        Source of Strength; Cross-Guarantee.    In accordance with Federal Reserve Board policy, the company is expected to act as a source of financial strength to the bank and to commit resources to support the bank in circumstances in which the company might not otherwise do so. Under the Bank Holding Company Act, the Federal Reserve Board may require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary, other than a nonbank subsidiary of a bank, upon the Federal Reserve Board's determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank's holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiary if the agency determines that divestiture may aid the depository institution's financial condition.

        The Gramm-Leach-Bliley Act.    The Gramm-Leach-Bliley Act, previously known as the Financial Services Modernization Act of 1999, was signed into law on November 12, 1999. Among other things, the Act repeals the restrictions on banks affiliating with securities firms contained in sections 20 and 32 of the Glass-Steagall Act. The Act also permits bank holding companies that become financial holding companies to engage in a statutorily provided list of financial activities, including insurance and securities underwriting and agency activities, merchant banking, and insurance company portfolio investment activities. The Act also authorizes activities that are "complementary" to financial activities.

        The Act is intended, in part, to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis. Nevertheless, the Act may have the result of increasing the amount of competition that we face from larger institutions and other types of companies. In fact, it is not possible to predict the full effect that the Act will have on us.

        South Carolina State Regulation.    As a bank holding company registered under the South Carolina Banking and Branching Efficiency Act, we are subject to limitations on sale or merger and to regulation by the South Carolina Board of Financial Institutions. We must receive the Board's approval prior to engaging in the acquisition of banking or nonbanking institutions or assets, and we must file periodic reports with respect to our financial condition and operations, management, and intercompany relationships between the company and its subsidiaries.

CommunitySouth Bank and Trust

        The bank will operate as a South Carolina state chartered bank and will be subject to examination by the South Carolina Board of Financial Institutions. Deposits in the bank will be insured by the FDIC up to a maximum amount, which is generally $100,000 per depositor subject to aggregation rules.

        The South Carolina Board of Financial Institutions and the FDIC will regulate or monitor virtually all areas of the bank's operations, including:

  •
  security devices and procedures;

  •
  adequacy of capitalization and loss reserves;

  •
  loans;

  •
  investments;

  •
  borrowings;

  •
  deposits;

  •
  mergers;

  •
  issuances of securities;

  •
  payment of dividends;

  •
  interest rates payable on deposits;

  •
  interest rates or fees chargeable on loans;

  •
  establishment of branches;

  •
  corporate reorganizations;

  •
  maintenance of books and records; and

  •
  adequacy of staff training to carry on safe lending and deposit gathering practices.

        The South Carolina Board of Financial Institutions will require the bank to maintain specified capital ratios and impose limitations on the bank's aggregate investment in real estate, bank premises, and furniture and fixtures. The FDIC will require the bank to prepare quarterly reports on the bank's financial condition and to conduct an annual audit of its financial affairs in compliance with its minimum standards and procedures.

        Under the FDIC Improvement Act, all insured institutions must undergo regular on site examinations by their appropriate banking agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate as it deems necessary or appropriate. Insured institutions are required to submit annual reports to the FDIC, their federal regulatory agency, and their state supervisor when applicable. The FDIC Improvement Act directs the FDIC to develop a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition or any other report of any insured depository institution. The FDIC Improvement Act also requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to the following:

  •
  internal controls;

  •
  information systems and audit systems;

  •
  loan documentation;

  •
  credit underwriting;

  •
  interest rate risk exposure; and

  •
  asset quality.

        Deposit Insurance.    The FDIC has adopted a risk-based assessment system for determining an insured depository institutions' insurance assessment rate. The system takes into account the risks attributable to different categories and concentrations of assets and liabilities. An institution is placed into one of three capital categories: (1) well capitalized; (2) adequately capitalized; or (3) undercapitalized. The FDIC also assigns an institution to one of three supervisory subgroups, based on the FDIC's determination of the institution's financial condition and the risk posed to the deposit insurance funds. Assessments range from 0 to 27 cents per $100 of deposits, depending on the institution's capital group and supervisory subgroup. In addition, the FDIC imposes assessments to help pay off the $780 million in annual interest payments on the $8 billion Financing Corporation (FICO) bonds issued in the late 1980s as part of the government rescue of the thrift industry. New changes have been proposed recently regarding these assessments, including an increase in the amount of the FDIC insurance, but at this time it is not possible to predict whether the changes will be implemented or what their effect would be. Generally, we expect that increases in deposit insurance premiums or changes in risk classification will increase the bank's cost of funds, and we may not be able to pass these costs on to our customers. Although we will pay a quarterly FICO assessment, the FDIC assessment rate on our bank deposits will initially be zero, but may change in the future. The FDIC may increase or decrease the assessment rate schedule on a semiannual basis. An increase in the BIF assessment rate could have a material adverse effect on our earnings, depending on the amount of the increase.

        The FDIC may terminate its insurance of deposits if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

        Transactions with Affiliates and Insiders.    The bank will be subject to the provisions of Section 23A of the Federal Reserve Act, which places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. The aggregate of all covered transactions is limited in amount, as to any one affiliate, to 10% of the bank's capital and surplus and, as to all affiliates combined, to 20% of the bank's capital and surplus. Furthermore, within the foregoing limitations as to amount, each covered transaction must meet specified collateral requirements. Compliance is also required with certain provisions designed to avoid the taking of low quality assets.

        The bank will also be subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies. The bank will be subject to certain restrictions on extensions of credit to executive officers, directors, certain principal shareholders, and their related interests. Such extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

        The Federal Reserve Board has recently issued Regulation W, which codifies prior regulations under Sections 23A and 23B of the Federal Reserve Act and interpretative guidance with respect to affiliate transactions. Regulation W incorporates the exemption from the affiliate transaction rules but expands the exemption to cover the purchase of any type of loan or extension of credit from an affiliate. In addition, under Regulation W:

  •
  a bank and its subsidiaries may not purchase a low-quality asset from an affiliate;

  •
  covered transactions and other specified transactions between a bank or its subsidiaries and an affiliate must be on terms and conditions that are consistent with safe and sound banking practices; and

  •
  with some exceptions, each loan or extension of credit by a bank to an affiliate must be secured by collateral with a market value ranging from 100% to 130%, depending on the type of collateral, of the amount of the loan or extension of credit.

        Regulation W generally excludes all non-bank and non-savings association subsidiaries of banks from treatment as affiliates, except to the extent that the Federal Reserve Board decides to treat these subsidiaries as affiliates. Concurrently with the adoption of Regulation W, the Federal Reserve Board has proposed a regulation which would further limit the amount of loans that could be purchased by a bank from an affiliate to not more than 100% of the bank's capital and surplus. This regulation has not yet been adopted.

        Dividends.    The bank will be subject to regulatory restrictions on the payment of dividends, including a prohibition of payment of dividends from its capital. All dividends must be paid out of the undivided profits then on hand, after deducting expenses, including losses and bad debts. The bank will be authorized to pay cash dividends up to 100% of net income in any calendar year without obtaining the prior approval of the South Carolina Board of Financial Institutions provided that the bank received a composite rating of one or two at the last federal or state regulatory examination. The bank must obtain approval from the South Carolina Board of Financial Institutions prior to the payment of any other cash dividends. In addition, under the FDIC Improvement Act, the bank may not pay a dividend if, after paying the dividend, the bank would be undercapitalized. See "Capital Regulations" below.

        Branching.    Under current South Carolina law, we may open bank branch offices throughout South Carolina with the prior approval of the South Carolina Board of Financial Institutions. In addition, with prior regulatory approval, the bank may acquire existing banking operations in South Carolina. Furthermore, federal legislation has recently been passed which permits interstate branching. The new law permits out-of-state acquisitions by bank holding companies, interstate branching by banks if allowed by state law, interstate merging by banks, and de novo branching by banks if allowed by state law.

        Community Reinvestment Act.    The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, a financial institution's primary federal regulator (this is the FDIC for our bank) shall evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate income neighborhoods. These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on the bank. Under the Gramm-Leach-Bliley Act, banks with aggregate assets of not more than $250 million will be subject to a Community Reinvestment Act examination only once every 60 months if the bank receives an outstanding rating, once every 48 months if it receives a satisfactory rating, and as needed if the rating is less than satisfactory. Additionally, under the Gramm-Leach-Bliley Act, banks are required to publicly disclose the terms of various Community Reinvestment Act-related agreements.

        The Gramm-Leach-Bliley Act.    Under the Gramm-Leach-Bliley Act, subject to certain conditions imposed by their respective banking regulators, national and state-chartered banks are permitted to form "financial subsidiaries" that may conduct financial or incidental activities, thereby permitting bank subsidiaries to engage in certain activities that previously were impermissible. The Gramm-Leach-Bliley Act imposes several safeguards and restrictions on financial subsidiaries, including that the parent bank's equity investment in the financial subsidiary be deducted from the bank's assets and tangible equity for purposes of calculating the bank's capital adequacy. In addition, the Gramm-Leach-Bliley Act imposes new restrictions on transactions between a bank and its financial subsidiaries similar to restrictions applicable to transactions between banks and nonbank affiliates.

        The Gramm-Leach-Bliley Act also contains provisions regarding consumer privacy. These provisions require financial institutions to disclose their policy for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing personal financial information with nonaffiliated third parties except for third parties that market an institution's own products and services. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing, or other marketing to the consumer.

        Other Regulations.    Interest and other charges collected or contracted for by the bank will be subject to state usury laws and federal laws concerning interest rates. The bank's loan operations will also subject to federal laws applicable to credit transactions, such as:

  •
  the federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

  •
  the Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

  •
  the Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

  •
  the Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

  •
  the Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

  •
  the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The deposit operations of the bank will also be subject to:

  •
  the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

  •
  the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve Board to implement that act, which governs automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

        Capital Regulations.    The federal bank regulatory authorities have adopted risk-based capital guidelines for banks and bank holding companies that are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies and account for off-balance sheet items. The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios in excess of the minimums. The current guidelines require all bank holding companies and federally-regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital. Tier 1 capital includes common shareholders' equity, qualifying perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangibles and excludes the allowance for loan and lease losses. Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate term-preferred stock, and general reserves for loan and lease losses up to 1.25% of risk-weighted assets.

        Under these guidelines, banks' and bank holding companies' assets are given risk-weights of 0%, 20%, 50%, or 100%. In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight applies. These computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property and, under certain circumstances, residential construction loans, both of which carry a 50% rating. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% rating, and direct obligations of or obligations guaranteed by the United States Treasury or United States Government agencies, which have a 0% rating.

        The federal bank regulatory authorities have also implemented a leverage ratio, which is equal to Tier 1 capital as a percentage of average total assets less intangibles, to be used as a supplement to the risk-based guidelines. The principal objective of the leverage ratio is to place a constraint on the maximum degree to which a bank holding company may leverage its equity capital base. The minimum required leverage ratio for top-rated institutions is 3%, but most institutions are required to maintain an additional cushion of at least 100 to 200 basis points.

        The FDIC Improvement Act established a new capital-based regulatory scheme designed to promote early intervention for troubled banks which requires the FDIC to choose the least expensive resolution of bank failures. The new capital-based regulatory framework contains five categories of compliance with regulatory capital requirements, including "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." To qualify as a "well capitalized" institution, a bank must have a leverage ratio of no less than 5%, a Tier 1 risk-based ratio of no less than 6%, and a total risk-based capital ratio of no less than 10%, and the bank must not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific capital level. Initially, we will qualify as "well capitalized."

        Under the FDIC Improvement Act regulations, the applicable agency can treat an institution as if it were in the next lower category if the agency determines (after notice and an opportunity for hearing) that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice. The degree of regulatory scrutiny of a financial institution increases, and the permissible activities of the institution decrease, as it moves downward through the capital categories. Institutions that fall into one of the three undercapitalized categories may be required to do some or all of the following:

  •
  submit a capital restoration plan;

  •
  raise additional capital;

  •
  restrict their growth, deposit interest rates, and other activities;

  •
  improve their management;

  •
  eliminate management fees; or

  •
  divest themselves of all or a part of their operations.

        A bank that is not "well capitalized" is also subject to certain limitations relating to so-called "brokered" deposits. Bank holding companies controlling financial institutions can be called upon to boost the institutions' capital and to partially guarantee the institutions' performance under their capital restoration plans.

        These capital guidelines can affect us in several ways. If we grow at a rapid pace, our capital may be depleted too quickly, and a capital infusion from the holding company may be necessary which could impact our ability to pay dividends. Our capital levels will initially be more than adequate; however, rapid growth, poor loan portfolio performance, poor earnings performance, or a combination of these factors could change our capital position in a relatively short period of time.

        Failure to meet these capital requirements would mean that a bank would be required to develop and file a plan with its primary federal banking regulator describing the means and a schedule for achieving the minimum capital requirements. In addition, such a bank would generally not receive regulatory approval of any application that requires the consideration of capital adequacy, such as a branch or merger application, unless the bank could demonstrate a reasonable plan to meet the capital requirement within a reasonable period of time.

        Enforcement Powers.    The Financial Institution Reform Recovery and Enforcement Act expanded and increased civil and criminal penalties available for use by the federal regulatory agencies against depository institutions and certain "institution-affiliated parties." Institution-affiliated parties primarily include management, employees, and agents of a financial institution, as well as independent contractors and consultants such as attorneys and accountants and others who participate in the conduct of the financial institution's affairs. These practices can include the failure of an institution to timely file required reports or the filing of false or misleading information or the submission of inaccurate reports. Civil penalties may be as high as $1,000,000 a day for such violations. Criminal penalties for some financial institution crimes have been increased to 20 years. In addition, regulators are provided with greater flexibility to commence enforcement actions against institutions and institution-affiliated parties. Possible enforcement actions include the termination of deposit insurance. Furthermore, banking agencies' power to issue cease-and-desist orders were expanded. Such orders may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnification or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets, rescind agreements or contracts, or take other actions as determined by the ordering agency to be appropriate.

        Effect of Governmental Monetary Policies.    Our earnings will be affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve Bank's monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve Board have major effects upon the levels of bank loans, investments and deposits through its open market operations in United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.

MANAGEMENT

General

        The following table sets forth the number and percentage of outstanding shares of common stock we expect to be beneficially owned by the organizers and executive officers after the completion of this offering. With the exception of Mr. Hobbs, all of our organizers will serve as directors. The addresses of our organizers are the same as the address of the bank. Prior to the offering, Mr. Ducker purchased 10 shares of common stock for $10.00 per share. We will redeem this stock after the offering. This table includes shares based on the "beneficial ownership" concepts as defined by the SEC. Beneficial ownership includes spouses, minor children, and other relatives residing in the same household, and trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal. This table does not reflect warrants that will be granted to each organizing director to purchase one share of common stock for every two shares of common stock purchased by the organizing directors during the offering (up to a maximum of 10,000 shares per organizer), because these warrants will not be exercisable within 60 days of the date of this prospectus.

	Shares Anticipated to be Owned Following the Offering
Name of Beneficial Owner	Number	Percentage of Minimum Offering	Percentage of Maximum Offering
Organizers and Executive Officers
David Larry Brotherton	50,000	4.4%	2.0%
G. Dial DuBose	15,000	1.3%	0.6%
C. Allan Ducker, III	10,000	0.9%	0.4%
David W. Edwards	50,000	4.4%	2.0%
R. Wesley Hammond	25,000	2.2%	1.0%
David A. Miller	10,000	0.9%	0.4%
John W. Hobbs	5,000	0.4%	0.2%
Arnold J. Ramsey	25,000	2.2%	1.0%
W. Michael Riddle	25,000	2.2%	1.0%
Joanne M. Rogers	50,000	4.4%	2.0%
B. Lynn Spencer	50,000	4.4%	2.0%
J. Neal Workman, Jr.	50,000	4.4%	2.0%
Daniel E. Youngblood	50,000	4.4%	2.0%
All organizers and executive officers as a group (13 persons)	415,000	37%	17%

Executive Officers and Directors of the Company

        The following sets forth information regarding CommunitySouth Bancshares' executive officers and directors as of the date of this prospectus. Our articles of incorporation provide for a classified board of directors, so that, as nearly as possible, one-third of the directors are elected each year to serve three-year terms. The terms of office of the classes of directors expire as follows: Class I at the 2005 annual meeting of shareholders, Class II at the 2006 annual meeting of shareholders, and Class III at the 2007 annual meeting of shareholders. Our executive officers serve at the discretion of our board of directors.

Name	Age	Position
David Larry Brotherton	54	Director
G. Dial DuBose	43	Director
C. Allan Ducker, III	42	Chief Executive Officer, Director
David W. Edwards	58	Director, Vice Chairman
R. Wesley Hammond	55	Director
John W. Hobbs	42	Chief Financial Officer
David A. Miller	36	President, Chief Lending Officer, Director
Arnold J. Ramsey	56	Director
W. Michael Riddle	62	Director
Joanne M. Rogers	55	Secretary, Director
B. Lynn Spencer	44	Director
J. Neal Workman, Jr.	57	Director
Daniel E. Youngblood	49	Director, Chairman

        David Larry Brotherton, Class II director, is the owner and president of Ortec, Inc., a custom chemical manufacturer, which he founded in 1980. Mr. Brotherton graduated from Tusculum College in 1970 with a B.S. degree in chemistry and the University of Tennessee in 1974 with a Ph.D. in chemistry. Mr. Brotherton has been active in both professional and community organizations. He currently serves as a Trustee and the Chair of the Audit Committee of Tusculum College and on the advisory board of the University of Tennessee College of Arts & Science and Department of Chemistry. In addition, he is past president of the Pickens County YMCA. Mr. Brotherton has also been active in Brushy Creek Baptist Church since 1979. He has served as Decon, Chair of Deacons, Trustee, Chair of Trustees, Chair of Finance Committee, Sunday School Teacher, Chair of Personnel Committee, and Chair of Annuity Committee. Mr. Brotherton also served as a local advisory board member of American Federal and Central Carolina Bank from 1996 to 2004.

        G. Dial DuBose, Class III director, has served as the vice president of operations for Town and Country Realty of Easley, Inc. since 1987, and as president of Nalley Garrett Motels, Inc. since 1987. Mr. DuBose graduated from Wofford College in 1983 with a B.S. degree in psychology. Currently, Mr. Dubose serves as a director of the South Carolina Public Service Authority, a director of the Upstate Alliance, chairman of the South Carolina Hospitality Association, and Trustee of the Palmetto Economic Development Association. He is past vice chairman of the Pickens County Council. In addition, Mr. DuBose served on the Easley and Upstate advisory boards for First Union and Wachovia from 1998 to 2004.

        C. Allan Ducker, III, Class I director, is our chief executive officer. He has over 20 years experience as a banker. Most recently, he served as senior vice president and Pickens County executive for Carolina First Bank for six months until he left to form our bank. Prior to his employment with Carolina First Bank, Mr. Ducker served as executive vice president and South Carolina state president for MountainBank for one year. Before joining MountainBank, Mr. Ducker served as senior vice president and regional executive for Bank of America for six years. Mr. Ducker graduated from the Citadel in 1984 with a B.S. degree in business administration. He has also been active in various civic organizations in the Pickens County area. Since 1994, Mr. Ducker has served as a director of the Pickens County YMCA and he is a member of the Easley Rotary Club. He is past treasurer of the Pickens County YMCA, past director of the United Way, and past chairman of Pickens County Friends of Scouting.

        David W. Edwards, Class I director, is the owner and president of Dave Edwards Toyota, a Toyota dealership that he established 1982. Mr. Edwards has been involved in the automotive sales business for over 36 years. He received a B.S. degree in business administration from Mars Hill College in 1968. Mr. Edwards is Deacon of First Baptist Church in Spartanburg and has served on the board for Mobile Meals and the YMCA. He also served on the local advisory board of Palmetto Bank from 1999 to 2002.

        R. Wesley Hammond, Class I director, has been the president of HBJ Home Furnishings, a family owned business that was established in 1907, since 1989. Mr. Hammond graduated in 1973 from Wofford College with a B.S. degree in English. He is a board member of the Southern Home Furnishings Association and past president and past chairman of the executive committee. He was also past chairman of the association's Insurance Trust. Mr. Hammond served on board of First Federal Savings and Loan from 1992 to 2000 and was a member of its audit, community reinvestment, and conflict of interest committees. He has also served on the board for the Spartanburg Chamber of Commerce and is a graduate of Leadership Spartanburg.

        John W. Hobbs is our chief financial officer. Mr. Hobbs is a CPA with over 15 years of banking experience, most recently as chief financial officer of Carolina National Bank from February 2002 until May 2004. Prior to joining Carolina National Bank, he served as the chief financial officer of First National Bank of the Carolinas from July 1996 until February 2002. Mr. Hobbs began his banking career as the controller of Standard Federal Savings Bank. He graduated from the University of South Carolina in 1984 with a B.S. degree in accounting.

        David A. Miller, Class II director, is our president and the proposed chief lending officer of our bank. Mr. Miller has over 14 years of banking experience, most recently serving as city executive and senior vice president of Arthur State Bank from March 2003 until March 2004. Prior to his employment with Arthur State Bank, Mr. Miller served as team leader and vice president of SouthTrust Bank from June 1999 until March 2003. From June 1993 until June 1999, he served as a commercial lender and vice president of CCB Financial Corporation. Mr. Miller graduated from the University of South Carolina in 1989 with a B.S. degree in business administration and the University of Oklahoma National Commercial Lending School in 1995. He is active in Rotary, Sertoma, and other civic organizations in the Spartanburg community.

        Arnold J. Ramsey, Class II director, has been the owner and president of Ramsey Appraisal Service since 1993. Mr. Ramsey has been valuing property for over 30 years and has been involved with numerous residential development projects in the Upstate of South Carolina. Mr. Ramsey began his career as a lender and staff appraiser for First Federal Savings and Loan and has seven years of banking experience. He graduated in 1970 from Clemson University with a B.S. degree in industrial management. Mr. Ramsey is a member of the Spartanburg Homebuilders Association and the Spartanburg Board of Realtors.

        W. Michael Riddle, Class I director, has been an oral and maxillofacial surgeon in Easley, South Carolina since 1984. Dr. Riddle graduated from Wofford College in 1964 with a B.S. degree in biology, the Medical College of Virginia School of Dentistry in 1968 with a D.D.S., and the Duke University Medical Center with a certificate of completion of residency in oral and maxillofacial surgery in 1984. He has been active in the community through business, civic, and church activities. Dr. Riddle was past president of the South Carolina Society of Oral and Maxillofacial Surgeons. He was also past president and 25 year member of the Easley Rotary Club and was designated a Paul Harris Fellow. Dr. Riddle is a founding member of St. Matthias Lutheran Church and was the original secretary and treasurer. He is also a committee member of the Blue Ridge Council of the Boy Scouts of America. Dr. Riddle also served as a local advisory board member for Bank of America (Pickens County) from 1998 to 2001.

        Joanne M. Rogers, Class III director, has been the president of Lakeview Partners and Palmetto Storage since June 2003. Prior to her employment with Lakeview Partners and Palmetto Storage, Ms. Rogers spent over 30 years as a public school educator and administrator in Spartanburg Districts 1 and 3 and achieved her principal and supervisory certifications. She was the director for the gifted and talented services in Districts 1 and 3. Ms. Rogers was also active in the grant programs and became the administrator for the after school program that served five districts across South Carolina. Ms. Rogers graduated in 1971 from Limestone College with a B.A. degree in elementary education and received her master's degree in education from the University of South Carolina—Spartanburg/Columbia in 1988. Ms. Rogers has served on the board of directors of the Hollywild Animal Park and the Adoption Advocacy. She has also volunteered with Mobile Meals. Ms. Rogers is a member of Hollysprings Baptist Church.

        B. Lynn Spencer, Class III director, has been a broker with Spencer/Hines Properties, a commercial real estate firm located in Spartanburg, South Carolina, since 1994. Mr. Spencer is a member of the state and national CCIM Chapter, is a graduate of Leadership Spartanburg, and served as president for the State CCIM Chapter in 2001. He has also served on the advisory board for The National Bank of South Carolina from 2001 to 2004.

        J. Neal Workman, Jr., Class II director, has been the president and owner of Trehel Corporation, a general contractor serving the commercial and industrial segment of the entire Upstate, since 1982. Mr. Workman is also the vice president of Pendleton Homes, a design and build firm serving the Upstate, and president of Pendleton Properties, a metal buildings company. He graduated from Wofford College in 1969 with a B.A. degree in economics. Mr. Workman is active in the Upstate community. He currently serves as the Area Commissioner for Tri-County Technical College, as the State Chair of Heritage Corridor, and on Clemson University Industry Advisory Board for College of Architecture and Humanities. Mr. Workman is also a director of the Anderson Chamber of Commerce and a member of the Seneca, Greater Greenville, and Spartanburg Chambers of Commerce. He is past chairman of the Anderson County Economic Development Partnership and a former member of the Walhalla and Clemson Chambers of Commerce. Mr. Workman was also the 1999 Clemson Area Chamber of Commerce Business Person of the Year. He also served on the local advisory board of First Citizens Bank in Clemson from 1999 to 2004.

        Daniel E. Youngblood, Class III director and chairman of our board, has been owner and president of Century 21 Flynn & Youngblood, Inc., a real estate company with sales offices in Greenville, Pickens, and Anderson Counties, since 1983, and Youngblood Development Corp., a real estate development company, since 1983. He is also the managing partner of Mainstream Golf, LLC, a company that operates a golf course. Mr. Youngblood graduated from Clemson University in 1977 with a B.S. degree in administrative management. He is active in our community, including service as chairman of the board of the Economic Alliance of Pickens County for the past eight years. He has also served on the regional/local advisory boards for Central Carolina Bank & Trust Company from 1994 to 2004 and Wachovia from 1983 to 1993.

Employment Agreements

        C. Allan Ducker, III.    In March 2004, we entered into an employment agreement with Mr. Ducker, which includes the following principal terms:

  •
  Serves as chief executive officer of CommunitySouth Bancshares and CommunitySouth Bank and Trust;

  •
  Base salary of $100,000 per year, which will increase to $ 115,000 on the date we break escrow on our initial offering for the formation of the bank, and which may be increased annually by the board of directors thereafter;

  •
  Term of three years, which is extended automatically at the end of each day so that the remaining term continues to be three years;

  •
  Entitled to options to purchase a number of shares of common stock equal to 4% of the number of shares sold in the offering;

  •
  Entitled to family medical, dental, vision, life, and disability insurance, and a reasonable car allowance not to exceed $750 per month;

  •
  Participates in our retirement, welfare, and other benefit programs;

  •
  Receives reimbursement for club dues and travel and business expenses;

  •
  Prohibited from disclosing our trade secrets or confidential information;

  •
  If we terminate Mr. Ducker's employment without cause, he will be entitled to severance equal to 24 months of his then base salary;

  •
  Following a change in control, if Mr. Ducker terminates his employment for a good reason within a 90-day period beginning on the 30thday following a change in control or within a 90-day period beginning on the one year anniversary of the change in control, he will be entitled to severance equal to 36 months of his then base salary; and

  •
  During his employment and for a period of 24 months thereafter, Mr. Ducker may not, subject to limited exceptions, (a) compete with us by forming, serving as an organizer, director, or officer of, or acquiring or maintaining an ownership interest in, a depository financial institution or holding company of a depository financial institution, if the depository institution or holding company has one or more offices or branches within our territory, (b) solicit our customers for a competing business, or (c) solicit our employees for a competing business.

        David A. Miller.    We also entered into an employment agreement with Mr. Miller in March 2004 to serve as president of CommunitySouth Bancshares and CommunitySouth Bank and Trust and chief lending officer of the bank. Mr. Miller's employment agreement contains the same principal terms as the employment agreement for Mr. Ducker.

        John W. Hobbs.    We also entered into an employment agreement with Mr. Hobbs to serve as the chief financial officer and executive vice president of CommunitySouth Bancshares and CommunitySouth Bank and Trust. Mr. Hobbs' employment agreement contains the following principal terms:

  •
  Base salary of $90,000 per year, which may be increased annually by the board of directors;

  •
  Term of two years, which is extended automatically at the end of each day so that the remaining term continues to be two years;

  •
  Entitled to options to purchase a number of shares of common stock equal to 1.66% of the number of shares sold in the offering;

  •
  Entitled to medical, dental, vision, life, and disability insurance;

  •
  Participates in our retirement, welfare, and other benefit programs;

  •
  Receives reimbursement for club dues and travel and business expenses;

  •
  Prohibited from disclosing our trade secrets or confidential information;

  •
  If we terminate Mr. Hobbs' employment without cause, he will be entitled to severance equal to 12 months of his then base salary;

  •
  Following a change in control, if Mr. Hobbs terminates his employment for a good reason within a 90-day period beginning on the 30thday following a change in control or within a 90-day period beginning on the one year anniversary of the change in control, he will be entitled to severance equal to 24 months of his then base salary; and

  •
  During his employment and for a period of 12 months thereafter, Mr. Hobbs may not, subject to limited exceptions, (a) compete with us by forming, serving as an organizer, director, or officer of, or acquiring or maintaining an ownership interest in, a depository financial institution or holding company of a depository financial institution, if the depository institution or holding company has one or more offices or branches within our territory, (b) solicit our customers for a competing business or (c) solicit our employees for a competing business.

Director Compensation

        We do not intend to pay our directors fees until the bank is profitable. However, following completion of our initial public offering, we also reserve the right to pay our directors' fees or compensate them through other means such as stock options.

Stock Option Plan

        After the offering, we expect to adopt a stock option plan which will permit CommunitySouth Bancshares to grant options to its officers, directors, and employees. We anticipate that we will initially authorize the issuance of a number of shares under the stock option plan equal to 21% of the shares outstanding after the offering, including options granted to Mr. Ducker, Mr. Miller, and Mr. Hobbs pursuant to our employment agreements with them. We do not intend to issue stock options at less than the fair market value of the common stock on the date of grant.

Stock Warrants

        The organizing directors have invested significant time and effort to form CommunitySouth Bancshares and CommunitySouth Bank and Trust, and they have individually guaranteed our line of credit to the bank to cover organizational expenses. In recognition of the financial risk and efforts they have undertaken in organizing the bank, each organizing director will also receive, for no additional consideration, a warrant to purchase one share of common stock at a purchase price of $10.00 per share for every two shares the organizing director purchases in the offering, up to a maximum of 10,000 shares per organizer. The warrants, which will be represented by separate warrant agreements, will vest over a three year period beginning one year from the date of the bank opens for business and will be exercisable in whole or in part during the 10 year period following that date. The warrants will not be transferable and the warrants and the shares issued pursuant to the exercise of such warrants will be subject to transferability restrictions applicable to affiliates of CommunitySouth Bancshares. For more information on these restrictions see "Shares Eligible for Future Sale" on page 43. If the FDIC issues a capital directive or other order requiring the bank to obtain additional capital, the warrants will be forfeited if not immediately exercised.

        The organizers plan to purchase approximately 415,000 shares of common stock for a total investment of $4,150,000. As a result, the organizers will own approximately 37% of the common stock outstanding upon completion of the minimum offering and 17% if we sell the maximum offering amount. If each organizing director exercises his warrant in full and we do not issue any other shares, our organizers' ownership will increase to 46% of the outstanding common stock if we complete only the minimum offering and 21% if we sell the maximum offering amount. Although they have not promised to do so, the organizers may purchase additional shares in the offering, including up to 100% of the offering. All shares purchased by the organizers will be for investment and not intended for resale. Because purchases by the organizers may be substantial, you should not assume that the sale of a specified offering amount indicates the merits of this offering.

Exculpation and Indemnification

        CommunitySouth Bancshares' articles of incorporation contain a provision which, subject to limited exceptions, limits the liability of a director for any breach of duty as a director. There is no limitation of liability for:

  •
  a breach of duty involving appropriation of a business opportunity;

  •
  an act or omission which involves intentional misconduct or a knowing violation of law;

  •
  any transaction from which the director derives an improper personal benefit; or

  •
  as to any payments of a dividend or any other type of distribution that is illegal under Section 33-8-330 of the South Carolina Business Corporation Act of 1988.

        In addition, if this statute is amended to authorize further elimination or limitation of the liability of director, then the liability of each director shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the law requires such action. The provision does not limit the right of the company or its shareholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

        CommunitySouth Bancshares' bylaws contain provisions which provide indemnification to directors that are broader than the protection expressly mandated in Sections 33-8-510 and 33-8-520 of the South Carolina Business Corporation Act. To the extent that a director or officer has been successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that such person was a director or officer, Sections 33-8-510 and 33-8-520 would require CommunitySouth Bancshares to indemnify these persons against expenses, including attorney's fees, actually and reasonably incurred in connection with the matter. The South Carolina Business Corporation Act expressly allows CommunitySouth Bancshares to provide for greater indemnification rights to its officers and directors, subject to shareholder approval.

        Our board of directors also has the authority to extend to officers, employees, and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The board of directors intends to extend indemnification rights to all of its executive officers.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of CommunitySouth Bancshares pursuant to the foregoing provisions, or otherwise, CommunitySouth Bancshares has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Interests of Management and Others in Certain Transactions

        We expect to have banking and other transactions in the ordinary course of business with the organizers, directors, and officers and their affiliates, including members of their families or corporations, partnerships, or other organizations in which such organizers, officers, or directors have a controlling interest, on substantially the same terms, including price, or interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. These transactions are also restricted by our regulatory agencies, including the Federal Reserve Board. For a discussion of the Federal Reserve Board regulations, please see "Transactions with Affiliates and Insiders" on page 29. These transactions are not expected to involve more than the normal risk of collectibility or present other unfavorable features. Loans to individual directors and officers must also comply with the bank's lending policies, regulatory restrictions, and statutory lending limits, and directors with a personal interest in any loan application will be excluded from the consideration of such loan application. We intend for all of our transactions with organizers or other affiliates to be on terms no less favorable than could be obtained from an unaffiliated third party and to be approved by a majority of our disinterested directors.

        The site for the permanent branch office in Easley is being purchased from one of our directors, Daniel E. Youngblood. The purchase price for the property is $688,000. We received two MAI appraisals that valued the property at the purchase price. In addition, we will lease the adjoining site from Mr. Youngblood for $41,288 for one year. The lease payment reflects a 6% return to Mr. Youngblood based on the valuation of the property of $688,000. This will serve as the site for the modular facility during the construction of the permanent building. Currently, we are also leasing our temporary office space from Mr. Youngblood under a month-to-month lease for $1,162 per month.

        J. Neal Workman, Jr., one of our directors, is expected to bid on the construction of the permanent building. Mr. Workman is the president and owner of Trehel Corporation, a general contractor serving the commercial and industrial segment of the Upstate.

        We may purchase one or more cars from Dave Edwards Toyota. One of our directors, David Edwards, is the owner and president of this dealership.

DESCRIPTION OF CAPITAL STOCK

General

        The authorized capital stock of CommunitySouth Bancshares consists of 10,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. The following summary describes the material terms of CommunitySouth Bancshares' capital stock. Reference is made to the articles of incorporation of CommunitySouth Bancshares which is filed as an exhibit to the registration statement of which this prospectus forms a part, for a detailed description of the provisions summarized below.

Common Stock

        Holders of shares of the common stock are entitled to receive such dividends as may from time to time be declared by the board of directors out of funds legally available for distribution. We do not plan to declare any dividends in the immediate future. See "Dividend Policy" on page 16. Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have any cumulative voting rights. Shareholders have no preemptive, conversion, redemption, or sinking fund rights. In the event of a liquidation, dissolution, or winding-up of the company, holders of common stock are entitled to share equally and ratably in the assets of the company, if any, remaining after the payment of all debts and liabilities of the company and the liquidation preference of any outstanding preferred stock. The outstanding shares of common stock are, and the shares of common stock offered by the company when issued will be, fully paid and nonassessable. The rights, preferences, and privileges of holders of common stock are subject to any classes or series of preferred stock that the company may issue in the future.

Preferred Stock

        CommunitySouth Bancshares' articles of incorporation provide that the board of directors is authorized, without further action by the holders of the common stock, to provide for the issuance of shares of preferred stock in one or more classes or series and to fix the designations, powers, preferences, and relative, participating, optional and other rights, qualifications, limitations, and restrictions, including the dividend rate, conversion rights, voting rights, redemption price, and liquidation preference, and to fix the number of shares to be included in any such classes or series. Any preferred stock so issued may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding-up, or both. In addition, any such shares of preferred stock may have class or series voting rights. Upon completion of this offering, we will not have any shares of preferred stock outstanding. Issuances of preferred stock, while providing the company with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of common stock. For example, the issuance of any preferred stock with voting or conversion rights may adversely affect the voting power of the holders of common stock, and such issuances could have the effect of decreasing the market price of the common stock. We do not have any current plans to issue any preferred stock, and we will not issue preferred stock to organizers on terms more favorable than those on which we offer preferred stock to third parties.

Anti-takeover Effects

        The provisions of the articles, the bylaws, and South Carolina law summarized in the following paragraphs may have anti-takeover effects and may delay, defer, or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder's best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders, and may make removal of management more difficult.

        Restriction on Acquisition.    Sections 34-25-50 and 34-25-240 of the Code of Laws of South Carolina prohibit a company from "acquiring" CommunitySouth Bancshares or CommunitySouth Bank and Trust until the bank has been in existence and continuous operation for five years.

        Control Share Act.    CommunitySouth Bancshares has specifically elected to opt out of a provision of South Carolina law which may deter or frustrate unsolicited attempts to acquire South Carolina corporations. This statute, commonly referred to as the "Control Share Act," applies to public corporations organized in South Carolina, unless the corporation specifically elects to opt out. The Control Share Act generally provides that shares of a public corporation acquired in excess of specific thresholds will not possess any voting rights unless the voting rights are approved by a majority vote of the corporation's disinterested shareholders.

        Authorized but Unissued Stock.    The authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of CommunitySouth Bancshares by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the company's management.

        Number of Directors.    The bylaws provide that the number of directors shall be fixed from time to time by resolution by at least a majority of the directors then in office, but may not consist of fewer than five nor more than 25 members. Initially we will have 12 directors.

        Classified Board of Directors.    Our articles and bylaws divide the board of directors into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected at each annual meeting of shareholders. The classification of directors, together with the provisions in the articles and bylaws described below that limit the ability of shareholders to remove directors and that permit the remaining directors to fill any vacancies on the board of directors, will have the effect of making it more difficult for shareholders to change the composition of the board of directors. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not a change in the board of directors would be beneficial and whether or not a majority of shareholders believe that such a change would be desirable.

        Number, Term, and Removal of Directors.    We currently have 12 directors, but our bylaws authorize this number to be increased or decreased by our board of directors. Our directors are elected to three year terms by a plurality vote of our shareholders. Our bylaws provide that our shareholders may remove a director with or without cause by a majority vote of those entitled to vote in an election of directors. Our bylaws provide that all vacancies on our board may be filled by a majority of the remaining directors for the unexpired term.

        Advance Notice Requirements for Shareholder Proposals and Director Nominations.    The bylaws establish advance notice procedures with regard to shareholder proposals and the nomination, other than by or at the direction of the board of directors or a committee thereof, of candidates for election as directors. These procedures provide that the notice of shareholder proposals must be in writing and delivered to the secretary of the company no earlier than 30 days and no later than 60 days in advance of the annual meeting. Shareholder nominations for the election of directors must be made in writing and delivered to the secretary of the company no later than 90 days prior to the annual meeting, and in the case of election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of the meeting is first given to shareholders. We may reject a shareholder proposal or nomination that is not made in accordance with such procedures.

        Nomination Requirements.    Pursuant to the bylaws, we have established nomination requirements for an individual to be elected as a director, including that the nominating party provide (i) notice that such party intends to nominate the proposed director; (ii) the name of and biographical information on the nominee; and (iii) a statement that the nominee has consented to the nomination. The chairman of any shareholders' meeting may, for good cause shown, waive the operation of these provisions. These provisions could reduce the likelihood that a third party would nominate and elect individuals to serve on the board of directors.

Transfer Agent

        The transfer agent and registrar for the common stock will be Registrar & Transfer Company.

Shares Eligible for Future Sale

        Upon completion of this offering, we will have up to 2,500,000 shares of common stock outstanding. The shares sold in this offering will be freely tradable, without restriction or registration under the Securities Act of 1933, except for shares purchased by "affiliates" of CommunitySouth Bancshares, which will be subject to resale restrictions under the Securities Act of 1933. An affiliate of the issuer is defined in Rule 144 under the Securities Act of 1933 as a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the issuer. Rule 405 under the Securities Act of 1933 defines the term "control" to mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the person whether through the ownership of voting securities, by contract or otherwise. Directors will likely be deemed to be affiliates. These securities held by affiliates may be sold without registration in accordance with the provisions of Rule 144 or another exemption from registration.

        In general, under Rule 144, an affiliate of the company or a person holding restricted shares may sell, within any three-month period, a number of shares no greater than 1% of the then outstanding shares of the common stock or the average weekly trading volume of the common stock during the four calendar weeks preceding the sale, whichever is greater. Rule 144 also requires that the securities must be sold in "brokers' transactions," as defined in the Securities Act of 1933, and the person selling the securities may not solicit orders or make any payment in connection with the offer or sale of securities to any person other than the broker who executes the order to sell the securities. This requirement may make the sale of the common stock by affiliates of CommunitySouth Bancshares pursuant to Rule 144 difficult if no trading market develops in the common stock. Rule 144 also requires persons holding restricted securities to hold the shares for at least one year prior to sale.

LEGAL MATTERS

        The validity of the common stock offered hereby will be passed upon for CommunitySouth Bancshares by Nelson Mullins Riley & Scarborough, L.L.P., Greenville, South Carolina.

EXPERTS

        CommunitySouth Bancshares' financial statements as of June 15, 2004 and for the period from March 30, 2004 (date of inception) through June 15, 2004 have been audited by Elliott Davis LLC as stated in their report appearing elsewhere herein, and have been so included in reliance on the report of this firm given upon their authority as an expert in accounting and auditing.

ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form SB-2 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement"), under the Securities Act of 1933 and the rules and regulations thereunder, for the registration of the common stock offered by this prospectus. This prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. For further information with respect to CommunitySouth Bancshares, CommunitySouth Bank and Trust, and the common stock, you should refer to the Registration Statement and the exhibits thereto.

        You can examine and obtain copies of the Registration Statement at the Public Reference Section of the SEC, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site at http://www.sec.gov that contains all of the reports, proxy and information statements and other information regarding registrants that file electronically with the SEC using the EDGAR filing system, including CommunitySouth Bancshares.

        We have filed or will file various applications with the South Carolina Board of Financial Institutions and the FDIC. You should only rely on information in this prospectus and in our related Registration Statement in making an investment decision. If other available information is inconsistent with information in this prospectus, including information in public files or provided by the South Carolina Board of Financial Institutions, then this other information is superseded by the information in this prospectus. Projections appearing in the applications to our regulatory agencies were based on assumptions that the organizers believed were reasonable at the time, but which may have changed or otherwise be wrong. CommunitySouth Bancshares and CommunitySouth Bank and Trust specifically disclaim all projections for purposes of this prospectus and caution prospective investors against placing reliance on them for purposes of making an investment decision. Statements contained in this prospectus regarding the contents of any contract or other document referred to are not necessarily complete. If one of these contracts or documents is an exhibit to the Registration Statement, you may obtain and read the document or contract for more information.

        As a result of this offering, CommunitySouth Bancshares will become a reporting company subject to the full informational requirements of the Securities Exchange Act of 1934. We will fulfill our obligations with respect to these requirements by filing periodic reports and other information with the SEC. We will furnish our shareholders with annual reports containing audited financial statements and with quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information. Our fiscal year ends on December 31.

COMMUNITYSOUTH BANCSHARES, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
EASLEY, SOUTH CAROLINA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Directors
 CommunitySouth Bancshares, Inc.
Easley, South Carolina

        We have audited the accompanying balance sheet of CommunitySouth Bancshares, Inc. (a development stage enterprise) as of June 15, 2004 and the related statements of operations, changes in organizers' deficit and cash flows for the period from March 30, 2004 (date of inception) through June 15, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CommunitySouth Bancshares, Inc. (a development stage enterprise) as of June 15, 2004 and the results of its operations and its cash flows for the period from March 30, 2004 (date of inception) through June 15, 2004 in conformity with United States generally accepted accounting principles.

/s/ Elliott Davis, LLC
Greenville, South Carolina July 20, 2004

COMMUNITYSOUTH BANCSHARES, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
BALANCE SHEET
JUNE 15, 2004

ASSETS
Cash and cash equivalents	$315,600
Computer equipment	3,940

Total assets	$319,540

LIABILITIES AND ORGANIZERS' DEFICIT
LIABILITIES
Organizer contribution deposits	$409,900
Accounts payable	10,369
Salaries payable	4,378

424,647
COMMITMENTS AND CONTINGENCIES—Notes 2 and 3
ORGANIZERS' DEFICIT
Preferred stock, par value $.01 per share, 10,000,000 shares authorized, no shares issued
Common stock, par value $.01 per share, 10,000,000 shares Authorized, 10 shares issued
Additional paid-in capital	100
Deficit accumulated during the development stage	(105,207)

Total liabilities and organizers' deficit	$319,540

The accompanying notes are an integral part of this financial statement.

COMMUNITYSOUTH BANCSHARES, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
STATEMENT OF OPERATIONS
For the period from March 30, 2004 (date of inception)
through June 15, 2004

EXPENSES
Salaries, payroll taxes and benefits	$43,896
Professional fees	35,939
Marketing, dues and subscriptions	9,776
Rent	3,108
Telephone and supplies	3,202
Licenses and permits	10,431

Total expenses	106,352
INTEREST INCOME	1,145

Loss before provision for income taxes	(105,207)
PROVISION FOR INCOME TAXES	—

Net loss	$(105,207)

The accompanying notes are an integral part of this financial statement.

COMMUNITYSOUTH BANCSHARES, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
STATEMENT OF CHANGES IN ORGANIZERS' DEFICIT
For the period from March 30, 2004 (date of inception)
through June 15, 2004

				Deficit accumulated during the development stage
	Common stock
			Additional paid-in capital
	Shares	Amount			Total
Proceeds from the sale of stock	10	$—	$100	$—	$100
Net loss	—	—	—	(105,207)	(105,207)

Balance, June 15, 2004	10	$—	$100	$(105,207)	$(105,207)

The accompanying notes are an integral part of this financial statement.

COMMUNITYSOUTH BANCSHARES, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
STATEMENT OF CASH FLOWS
For the period from March 30, 2004 (date of inception)
through June 15, 2004

NET CASH USED FOR PRE-OPERATING ACTIVITIES
Net loss	$(105,207)
Accounts payable	10,369
Salaries payable	4,378

Net cash used for pre-operating activities	(90,460)

INVESTING ACTIVITIES
Purchase of computer equipment	(3,940)

FINANCING ACTIVITIES
Proceeds from organizer contribution deposits	409,900
Proceeds from issuance of stock to organizer	100

Net cash provided by financing activities	410,000

Net increase in cash	315,600
CASH AND CASH EQUIVALENTS, MARCH 30, 2004 (date of inception)	—

CASH AND CASH EQUIVALENTS, END OF PERIOD	$315,600

The accompanying notes are an integral part of this financial statement.

COMMUNITYSOUTH BANCSHARES, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES

        CommunitySouth Bancshares, Inc. was formed to organize and own all of the capital stock of CommunitySouth Bank and Trust. On June 1, 2004, our organizers filed applications with the South Carolina Board of Financial Institutions to charter the bank as a South Carolina state bank and with the FDIC to receive federal deposit insurance. Whether the charter is issued and deposit insurance is granted will depend upon, among other things, compliance with legal requirements imposed by the South Carolina Board of Financial Institutions and the FDIC, including capitalization of the bank with at least a specified minimum amount of capital, which is estimated to be $11,000,000. Following preliminary approval from the South Carolina Board of Financial institutions and the FDIC, we will file an application with the Federal Reserve to become a bank holding company, and this application must be approved before we can acquire the capital stock of the bank. The Company expects to receive all final regulatory approvals by the fourth quarter of 2004.

        The Company is a development stage enterprise as defined by Statement of Financial Accounting Standard No. 7, "Accounting and Reporting by Development Stage Enterprises", as it devotes substantially all its efforts to establishing a new business. The Company's planned principal operations have not commenced and revenue has not been recognized from the planned principal operations.

        The Company intends to sell a minimum of 1,130,000 shares and a maximum of 2,500,000 shares of its common stock at $10 per share. The offering is estimated to raise a minimum of $11,075,000 and a maximum of $24,775,000 net of estimated sales agent's fees and offering expenses. The directors and executive officers of the Company plan to purchase 415,000 shares of common stock at $10 per share, for a total of $4,150,000. Upon purchase of these shares, the Company will issue stock warrants to the organizers to purchase one share of common stock for $10 per share for every two shares they purchase in the offering, up to a maximum of 10,000 shares per organizer. The remaining shares will be sold through a public offering. The Company will use $11 million of the proceeds to capitalize the proposed Bank.

Year-end

        The Company has adopted a fiscal year ending on December 31, effective for the period ending December 31, 2004.

Estimates

        The financial statements include estimates and assumptions that effect the Company's financial position and results of operations and disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

Cash equivalents

        The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company places its temporary cash investments with high credit quality financial institutions. At times, such investments may be in excess of the FDIC insurance limits.

Organization costs

        Organization costs include incorporation, legal and consulting fees incurred in connection with establishing the Company. In accordance with Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities," organization costs are expensed when incurred.

Income taxes

        Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the financial reporting and income tax bases of assets and liabilities. At June 15, 2004, no taxable income has been generated and therefore, no tax provision has been included in these financial statements.

Warrant and stock options

        The Company plans to issue warrants to the organizing directors for the purchase of one share of common stock at $10.00 per share for every two shares purchased in the stock offering, up to a maximum of 10,000 shares per director. In addition, the Company plans to adopt a stock option plan after the offering of the common stock is complete. The Company will account for the warrants and stock options under the recognition and measurement principles pf Accounting Principles Board ("APB") Opinions No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. No stock-based compensation cost will be reflected in net income, as all warrants and stock options granted under these plans will have an exercise price equal to the market value of the underlying common stock on the date of grant.

NOTE 2—ORGANIZER CONTRIBUTION DEPOSITS

        Under the Organizer Contribution and Joint Venture Agreement, organizers agreed to contribute cash equal to ten percent of their nonbinding anticipated stock purchase. These funds will be used to pay organizational expenses. Upon approval by regulatory authorities of the application to organize the Bank and completion of the stock offering, the Company or the Bank will reimburse the organizers. If the organizing activities are abandoned, the organizers will bear their pro-rata share of the organizing expenses.    At June 15, 2004, $409,900 was deposited under the agreement.

NOTE 3—COMMITMENTS AND CONTINGENCIES

        The Company has engaged a law firm to assist in preparing and filing all organizational, incorporation, and bank applications and to assist in preparing stock offering documents and consummating the Company's initial offering. The aggregate cost of the services is expected to approximate $40,000 to $65,000. Through June 15, 2004, $8,439 has been expensed.

        The Company leases temporary office space under a month-to-month operating lease requiring monthly payments of $1,162. Through June 15, 2004, $3,108 has been expensed.

        The Company has entered into an agreement with a sales agent who will assist in the selling of the common stock. The agreement requires a payment of $42,500 per month plus $20,000 in other anticipated engagement fees. The sales agreement is expected to be in affect for at least ninety days.

        The Company intends to enter into a purchase option agreement for the purchase of land on which the headquarters office will be constructed. The $10,000 option will expire six months from closing with one extension for ninety days available for an additional $5,000. The purchase option price on the land will be based upon the average of two MAI appraisals. The Company also intends to lease an adjoining site for one year for $41,280. This site will house the temporary modular banking facility during the construction of the main office.

        The Company has entered into an agreement with a firm to provide board of director member training. This agreement provides for a fixed fee of $10,000.

        The Company has entered into a Master Loan Purchase Agreement with a third party which requires that within ninety days after the Bank receives its charter and FDIC insurance it will purchase all loans allowable by law and conforming with loan policy which are outstanding and funded by the third party. The purchase commitment will not exceed $15 million in loans.

        The Company has engaged a bank consultant to assist in establishing the Bank and bank holding company. The aggregate cost of the services is expected to approximate $75,000. Through June 15, 2004, $27,500 has been expensed.

        The Company has entered into employment agreements with its president/chief lending officer; its chief executive officer and its chief financial officer. The agreements include provisions regarding term, compensation, benefits, annual bonus, incentive program, stock option plan and non-compete upon early termination.

NOTE 4—UNUSED LINE OF CREDIT

        The Company has an unused line of credit agreement with a bank to borrow up to $700,000. The line matures July 18, 2005 with the outstanding principal amount due at maturity. Interest on the outstanding balance is payable monthly at the prime interest rate less .50 percent. The line is guaranteed by the organizers.

NOTE 5—RELATED PARTY TRANSACTIONS

        One of the organizers of the Company owns the land the Company plans to buy under the purchase option agreement, owns the adjoining property which will be leased as the site for the temporary facility and also owns the facility being leased as temporary office space.

COMMUNITYSOUTH BANCSHARES, INC.
STOCK ORDER FORM/SUBSCRIPTION AGREEMENT

TO:
CommunitySouth Bancshares, Inc.
P.O. Box 2849
Easley, South Carolina 29641

Ladies and Gentlemen:

        You have informed me that CommunitySouth Bancshares, Inc., a South Carolina corporation (the "Company"), is offering up to 2,500,000 shares of its common stock, at a price of $10.00 per share payable as provided herein and as described in and offered pursuant to the prospectus furnished with this Subscription Agreement to the undersigned (the "prospectus").

        1.     Subscription. Subject to the terms and conditions included, the undersigned tenders this subscription, together with payment in United States currency by check, bank draft, or money order payable to Bank of Tennessee as escrow agent for CommunitySouth Bancshares, Inc." the amount indicated below, representing the payment of $10.00 per share for the number of shares of common stock indicated below. The total subscription price must be paid at the time the Subscription Agreement is executed.

        2.     Acceptance of Subscription. It is understood and agreed that CommunitySouth Bancshares shall have the right to accept or reject this subscription in whole or in part, for any reason whatsoever. CommunitySouth Bancshares may reduce the number of shares for which the undersigned has subscribed, indicating acceptance of less than all of the shares subscribed on its written form of acceptance.

        3.     Acknowledgments. The undersigned acknowledges that he or she has received a copy of the prospectus. This Subscription Agreement creates a legally binding obligation and the undersigned agrees to be bound by the terms of this Agreement.

        4.     Revocation. The undersigned agrees that once this Subscription Agreement is tendered to CommunitySouth Bancshares, it may not be withdrawn and that this Agreement shall survive the death or disability of the undersigned.

By executing this agreement, the subscriber is not waiving any rights he or she may have under federal securities laws, including the Securities Act of 1933 and the Securities Exchange Act of 1934.

The shares of common stock offered here are not savings accounts or savings deposits accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

        Please indicate in the space provided below the exact name or names and address in which the stock certificate representing shares subscribed for hereunder should be registered.

Number of Shares Subscribed for (at least 100 shares and no more than 50,000 shares)	Name or Names of Subscribers (Please Print)
$
Total Subscription Price at $10.00 per share (funds must be enclosed)	Please indicate form of ownership desired (individual, joint tenants with right of survivorship, tenants in common, trust corporation, partnership, custodian, etc.)
Date:		(L.S.)
Signature of Subscriber(s)
(L.S.)
Social Security Number or Federal Taxpayer Identification Number	Signature of Subscriber(s)
Street (Residence) Address:
Home Phone Number

City, State and Zip Code	Business Phone Number
Email Address	Cellular Phone Number

        When signing as attorney, trustee, administrator, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In the case of joint tenants or tenants in common, each owner must sign.

TO BE COMPLETED BY COMMUNITYSOUTH BANCSHARES, INC.:

        Accepted as of                        ,            , as to            shares.

COMMUNITYSOUTH BANCSHARES, INC.
By: Title:

FEDERAL INCOME TAX BACKUP WITHHOLDING

        In order to prevent the application of federal income tax backup withholding, each subscriber must provide the escrow agent with a correct Taxpayer Identification Number ("TIN"). An individual's social security number is his or her TIN. The TIN should be provided in the space provided in the Substitute Form W-9 below.

        Under federal income tax law, any person who is required to furnish his or her correct TIN to another person, and who fails to comply with such requirements, may be subject to a $50 penalty imposed by the IRS.

        Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Certain taxpayers, including all corporations, are not subject to these backup withholding and reporting requirements.

        If the shareholder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future, "Applied For" should be written in the space provided for the TIN on the Substitute Form W-9.

SUBSTITUTE FORM W-9

        Under penalties of perjury, I certify that: (i) The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a Taxpayer Identification Number to be issued to me), and (ii) I am not subject to backup withholding because: (a) I am exempt from backup withholding; or (b) I have not been notified by the Internal Revenue Service ("IRS") that I am subject to backup withholding as a result of a failure to report all interest or dividends; or (c) the IRS has notified me that I am no longer subject to backup withholding.

        You must cross out item (ii) above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are not longer subject to backup withholding, do not cross out item (ii).

        Each subscriber should complete this section.

Signature of Subscriber	Signature of Subscriber
Printed Name	Printed Name
Social Security or Employer Identification No.	Social Security or Employer Identification No.

Summary	3
Risk Factors	7
Forward Looking Statements	10
The Offering	11
Use of Proceeds	14
Capitalization	16
Dividend Policy	16
Management's Discussion and Analysis or Plan of Operation	17
Proposed Business	19
Supervision and Regulation	26
Management	35
Certain Relationships and Related Transactions	41
Description of Capital Stock	42
Legal Matters	45
Experts	45
Additional Information	45
Index to Financial Statements	F-1
Subscription Agreement	A-1

You should rely only on the information contained in this document. We have not authorized anyone to give any information that is different. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the cover, but the information may change in the future.

Until                                  , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriter, and with respect to their unsold allotments or subscriptions.

2,500,000 Shares
Common Stock

COMMUNITYSOUTH
BANCSHARES, INC.

A Proposed Bank Holding Company For

[Logo]

(In Organization)

PROSPECTUS

                        , 2004

PART II
INDEMNIFICATION OF DIRECTORS AND OFFICERS

Item 24. Indemnification of Directors and Officers

        CommunitySouth Bancshares' articles of incorporation contain a provision which, subject to certain limited exceptions, limits the liability of a director to CommunitySouth Bancshares, Inc. or its shareholders for any breach of duty as a director. There is no limitation of liability for: a breach of duty involving appropriation of a business opportunity of CommunitySouth Bancshares, Inc.; an act or omission which involves intentional misconduct or a knowing violation of law; any transaction from which the director derives an improper personal benefit; or as to any payments of a dividend or any other type of distribution that is illegal under Section 33-8-330 of the South Carolina Business Corporation Act of 1988 (the "Corporation Act"). In addition, if at any time the Corporation Act shall have been amended to authorize further elimination or limitation of the liability of director, then the liability of each director of CommunitySouth Bancshares shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the provisions of the Corporation Act require such action. The provision does not limit the right of CommunitySouth Bancshares or its shareholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

        CommunitySouth Bancshares' bylaws contain provisions which provide indemnification to directors that is broader than the protection expressly mandated in Sections 33-8-510 and 33-8-520 of the Corporation Act. To the extent that a director or officer has been successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that such person was a director or officer, Sections 33-8-510 and 33-8-520 of the Corporation Act would require CommunitySouth Bancshares to indemnify those persons against expenses (including attorney's fees) actually and reasonably incurred in connection with that action or proceeding. The Corporation Act expressly allows CommunitySouth Bancshares to provide for greater indemnification rights to its officers and directors, subject to shareholder approval.

        Insofar as indemnification for liabilities arising under the Corporation Act may be permitted to directors, officers, and controlling persons in the articles of incorporation or bylaws, or otherwise, we have been advised that in the opinion of the SEC for matters under the securities laws, such indemnification is against public policy as expressed in the Corporation Act and is, therefore, unenforceable.

        The board of directors also has the authority to extend to officers, employees and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The board of directors has extended or intends to extend indemnification rights to all of its executive officers.

        We have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent against any liability asserted against him or incurred by him in any such capacity, whether or not we would have the power to indemnify him against such liability under the bylaws.

Item 25. Other Expenses of Issuance and Distribution.

        Estimated expenses (excluding sales agent fee) of the sale of the shares of common stock are as follows:

Registration Fee	$3,300
Printing, Engraving and Filing	$12,000
Legal Fees and Expenses	$40,000
Accounting Fees	$3,000
Blue Sky Fees and Expenses	$5,000
Miscellaneous Disbursements	$11,700

TOTAL	$75,000

Item 26. Recent Sales of Unregistered Securities.

        From inception, CommunitySouth Bancshares has issued a total of 10 shares of its common stock to one of its organizers. The price per share was $10.00 for a total purchase price of $100.00. There were no sales agency commissions paid with respect to these transactions. These shares will be redeemed at $10.00 per share after the offering. All sales were exempt under Section 4(2) of the Securities Act of 1933.

Item 27. Exhibits.

3.1.	Articles of Incorporation*
3.2.	Bylaws*
4.1.	See Exhibits 3.1 and 3.2 for provisions in CommunitySouth Bancshares, Inc.'s Articles of Incorporation and Bylaws defining the rights of holders of the common stock*
4.2.	Form of certificate of common stock*
5.1.	Opinion Regarding Legality
10.1	Employment Agreement between CommunitySouth Bancshares, Inc. and C. Allan Ducker, III dated March 29, 2004
10.2	Employment Agreement between CommunitySouth Bancshares, Inc. and David A. Miller dated March 29, 2004
10.3	Form of Stock Warrant Agreement*
10.4	Escrow Agreement 2004 between Bank of Tennessee and CommunitySouth Bancshares, Inc.
10.5	Sales Agency Agreement between Saxony Securities, Inc. and CommunitySouth Bancshares, Inc. dated August 5, 2004
10.6	Master Loan Purchase Agreement between Bank of Tennessee and CommunitySouth Bank and Trust*
10.7	Employment Agreement between CommunitySouth Bancshares, Inc. and John W. Hobbs dated August 17, 2004
10.8	Organizer Contribution and Joint Venture Agreement
10.9	Commercial Loan Agreement between Nexity Bank and Community Bancshares, Inc. dated July 26, 2004 (to be filed by amendment)
23.1.	Consent of Independent Public Accountants
23.2.	Consent of Nelson Mullins Riley & Scarborough, L.L.P. (appears in its opinion filed as Exhibit 5.1)
24.1	Power of Attorney*

*
previously filed

Item 28. Undertakings.

        The undersigned Company will:

  (a)
  (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

  (i)
  Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

  (iii)
  Include any additional or changed material information on the plan of distribution.

        (2)   For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

        (3)   File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of CommunitySouth Bancshares, Inc. pursuant to the provisions described in Item 24 above, or otherwise, CommunitySouth Bancshares, Inc. has been advised that in the opinion of the SEC for matters under the securities laws, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

        If a claim for indemnification against such liabilities (other than the payment by CommunitySouth Bancshares, Inc. of expenses incurred or paid by a director, officer or controlling person of CommunitySouth Bancshares, Inc. in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, CommunitySouth Bancshares, Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Easley, State of South Carolina, on August 17, 2004.

COMMUNITYSOUTH BANCSHARES, INC.
By:	/s/ C. ALLAN DUCKER, III C. Allan Ducker, III Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following in the capacities and on the dates indicated.

Signature	Title	Date
/s/ DAVID LARRY BROTHERTON* David Larry Brotherton	Director	August 17, 2004
/s/ G. DIAL DUBOSE* G. Dial DuBose	Director	August 17, 2004
/s/ C. ALLAN DUCKER, III C. Allan Ducker, III	Chief Executive Officer, Director	August 17, 2004
/s/ DAVID W. EDWARDS* David W. Edwards	Director	August 17, 2004
/s/ R. WESLEY HAMMOND* R. Wesley Hammond	Director	August 17, 2004
/s/ DAVID A. MILLER David A. Miller	President, Director	August 17, 2004
/s/ JOHN W. HOBBS* John W. Hobbs	Chief Financial Officer and principal accounting officer	August 17, 2004
/s/ ARNOLD J. RAMSEY* Arnold J. Ramsey	Director	August 17, 2004
/s/ W. MICHAEL RIDDLE* W. Michael Riddle	Director	August 17, 2004
/s/ JOANNE M. ROGERS* Joanne M. Rogers	Director	August 17, 2004
/s/ B. LYNN SPENCER* B. Lynn Spencer	Director	August 17, 2004

/s/ J. NEAL WORKMAN, JR.* J. Neal Workman, Jr.	Director	August 17, 2004
/s/ DANIEL E. YOUNGBLOOD* Daniel E. Youngblood	Director	August 17, 2004
By: /s/ C. ALLAN DUCKER, III *Attorney in fact		August 17, 2004

EXHIBIT INDEX

Exhibit	Description
3.1.	Articles of Incorporation*
3.2.	Bylaws*
4.1.	See Exhibits 3.1 and 3.2 for provisions in CommunitySouth Bancshares, Inc.'s Articles of Incorporation and Bylaws defining the rights of holders of the common stock*
4.2.	Form of certificate of common stock*
5.1.	Opinion Regarding Legality
10.1	Employment Agreement between CommunitySouth Bancshares, Inc. and C. Allan Ducker, III dated March 29, 2004
10.2	Employment Agreement between CommunitySouth Bancshares, Inc. and David A. Miller dated March 29, 2004
10.3	Form of Stock Warrant Agreement*
10.4	Escrow Agreement 2004 between Bank of Tennessee and CommunitySouth Bancshares, Inc.
10.5	Sales Agency Agreement between Saxony Securities, Inc. and CommunitySouth Bancshares, Inc. dated August 5, 2004
10.6	Master Loan Purchase Agreement between Bank of Tennessee and CommunitySouth Bank and Trust*
10.7	Employment Agreement between CommunitySouth Bancshares, Inc. and John W. Hobbs dated August 17, 2004
10.8	Organizer Contribution and Joint Venture Agreement
10.9	Commercial Loan Agreement between Nexity Bank and Community Bancshares, Inc. dated July 26, 2004 (to be filed by amendment)
23.1.	Consent of Independent Public Accountants
23.2.	Consent of Nelson Mullins Riley & Scarborough, L.L.P. (appears in its opinion filed as Exhibit 5.1)
24.1	Power of Attorney*

*
previously filed

QuickLinks

COMMUNITYSOUTH BANCSHARES, INC. COMMUNITYSOUTH BANK AND TRUST (Proposed) Proposed Market Area
SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
THE OFFERING
USE OF PROCEEDS
CAPITALIZATION
DIVIDEND POLICY
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
PROPOSED BUSINESS
SUPERVISION AND REGULATION
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
LEGAL MATTERS
EXPERTS
ADDITIONAL INFORMATION
COMMUNITYSOUTH BANCSHARES, INC. (A DEVELOPMENT STAGE ENTERPRISE) EASLEY, SOUTH CAROLINA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
COMMUNITYSOUTH BANCSHARES, INC. (A DEVELOPMENT STAGE ENTERPRISE) BALANCE SHEET JUNE 15, 2004
COMMUNITYSOUTH BANCSHARES, INC. (A DEVELOPMENT STAGE ENTERPRISE) STATEMENT OF OPERATIONS For the period from March 30, 2004 (date of inception) through June 15, 2004
COMMUNITYSOUTH BANCSHARES, INC. (A DEVELOPMENT STAGE ENTERPRISE) STATEMENT OF CHANGES IN ORGANIZERS' DEFICIT For the period from March 30, 2004 (date of inception) through June 15, 2004
COMMUNITYSOUTH BANCSHARES, INC. (A DEVELOPMENT STAGE ENTERPRISE) STATEMENT OF CASH FLOWS For the period from March 30, 2004 (date of inception) through June 15, 2004
COMMUNITYSOUTH BANCSHARES, INC. (A DEVELOPMENT STAGE ENTERPRISE) NOTES TO FINANCIAL STATEMENTS
COMMUNITYSOUTH BANCSHARES, INC. STOCK ORDER FORM/SUBSCRIPTION AGREEMENT
FEDERAL INCOME TAX BACKUP WITHHOLDING
SUBSTITUTE FORM W-9

PART II INDEMNIFICATION OF DIRECTORS AND OFFICERS
SIGNATURES
EXHIBIT INDEX